UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

Fisher Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2012

To the Shareholders of Fisher Communications, Inc.:

The Annual Meeting of Shareholders of Fisher Communications, Inc. will be held at our corporate offices located at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, at 10:00 a.m., Pacific Time, on Wednesday, May 9, 2012, for the purpose of considering and voting upon the following matters:

1.  To elect three Class 1 directors, each for a term of three-years or until their successors have been elected and qualified, and to elect one Class 3 director for an initial term of two-years or until his or her successor has been elected and qualified.

2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

3.  To approve on an advisory basis the Company’s executive compensation.

4.  To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors recommends shareholders vote:

•	“FOR” all of the Board’s nominees to be elected as directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

•	“FOR” the approval on an advisory basis of the Company’s executive compensation.

Our Board of Directors unanimously recommends shareholders vote FOR Items 1, 2 and 3.

Our Board of Directors has established the close of business on March 15, 2012 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

At the Annual Meeting, the Company’s management will report on the performance of the Company and respond to questions from shareholders. Further information regarding voting rights and the business to be transacted at the Annual Meeting is provided in the accompanying Proxy Statement. Admission to the Annual Meeting will be by admission ticket only, and family members are welcome to accompany you. Upon arrival at the Annual Meeting, please present your admission ticket and photo identification at the registration desk. Directions to Fisher Plaza and a map are provided on the back cover of the accompanying Proxy Statement. If you are a registered shareholder, the top half of the enclosed proxy card is your admission ticket. Voting instruction forms provided by your bank, broker or nominee will not serve as valid admission tickets. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission ticket by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership of Company shares as of the record date and photo identification.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 9, 2012

The Proxy Statement and 2011 Annual Report to Shareholders are available at http://envisionreports.com/fsci for registered shareholders and at www.edocumentview.com/fsci for all other shareholders.

April 9, 2012	BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Bellavia
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote using the enclosed proxy card at your earliest convenience via the Internet, by telephone or by signing and dating your proxy card and returning it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. In addition, promptly voting your shares using the enclosed proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, will save Fisher the expense of additional solicitations. If you attend the Annual Meeting in person, your proxy may be revoked and you may personally vote your shares, even though you have previously voted using a proxy card.

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.

140 4th Avenue North

Suite 500

Seattle, Washington 98109

(206) 404-7000

This Proxy Statement and the enclosed proxy card are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about April 9, 2012 for use in connection with the Annual Meeting of Shareholders of the Company to be held on May 9, 2012. In this Proxy Statement all references to “we,” “us” and “our” refer to Fisher Communications, Inc.

ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting take place?

The Annual Meeting of Shareholders of the Company (the “Annual Meeting”) will be held at 10:00 a.m. on Wednesday, May 9, 2012 at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109 (the entrance to the Fisher Plaza parking garage is on John Street). Directions to Fisher Plaza and a map are provided on the back cover of this Proxy Statement.

Who is soliciting my vote?

This Proxy Statement and the proxy card are provided in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting. Proxy materials, including this Proxy Statement and the proxy card, were filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2012, and we expect to first make this Proxy Statement available to our shareholders on or around April 9, 2012. Solicitation may be made by directors and officers of the Company, via electronic or regular mail, telephone, facsimile, press releases or personal interview. In addition, we have retained Georgeson Inc. to assist in the distribution and solicitation of proxies.

On what am I being asked to vote?

You are being asked to vote on the following matters in connection with our Annual Meeting:

•

the election of three Class 1 directors, each for a term of three-years or until their successors have been elected and qualified, and to elect one Class 3 director for an initial term of two-years or until his successor has been elected and qualified;

•	the ratification of the Company’s independent registered public accounting firm for 2012; and

•	the approval on an advisory basis of the Company’s executive compensation.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the Board of Directors. As set forth in this Proxy Statement, the Board of Directors recommends a vote:

•	“FOR” all of the Board’s nominees to be elected as directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

•	“FOR” the approval on an advisory basis of the Company’s executive compensation.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 15, 2012 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Admission to the Annual Meeting will be by admission ticket only. Family members are welcome to accompany you to the Annual Meeting. If you are a registered shareholder, the top half of the enclosed proxy card is your admission ticket. Voting instruction forms provided by your bank, broker or nominee will not serve as valid admission tickets. Upon arrival at the Annual Meeting, please present your admission ticket and photo identification at the registration desk. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission ticket by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership of Company shares as of the Record Date in addition to your photo identification.

How do I vote?

By Mail.    Registered shareholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. The Company strongly encourages you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card to us. If you vote via the Internet or telephone, you do not need to mail your proxy card.

By Internet.    Registered shareholders may vote on the Internet at http://envisionreports.com/fsci. Please have your proxy card in hand when going online and follow the online instructions. Shareholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered shareholders is available up until 1:00 a.m., Central Time, on May 9, 2012, the day of the Annual Meeting. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission is set forth or submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The Internet voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

By Telephone.    Registered shareholders may also vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 1:00 a.m., Central Time, on May 9, 2012, the day of the Annual Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

If you are a registered shareholder and wish to exercise your right to cumulate votes in the election of directors, you must sign and return a proxy card by mail. Voting by internet or telephone is not available for registered shareholders who wish to cumulate their votes. If your shares are held of record in the name of a bank, broker or other nominee, please contact the person responsible for your account if you wish to exercise your right to cumulate votes in the election of directors.

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered shareholder (you own shares in your own name) and attend the Annual Meeting, you may deliver your signed and dated proxy card in person. If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter from the nominee indicating that you were the beneficial owner of the Company shares on the Record Date and have been granted a proxy by the your bank, broker or nominee to vote the shares.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

Registered Shareholders.    You are a registered shareholder if at the close of business on the Record Date your shares were registered directly in your name with our transfer agent. We are providing the proxy cards to our registered shareholders to solicit their proxies to vote at the Annual Meeting.

Beneficial Owner.    You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or nominee how to vote your shares by following the voting instructions your bank, broker or other nominee provides. If you do not provide your bank, broker or nominee with instructions on how to vote your shares, your bank, broker or nominee will be able to vote your shares only with respect to Item 2, and not Items 1 and 3.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the Annual Meeting in person and so request to the Secretary of the Company or vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

What will happen if I do not vote my shares?

Registered Shareholders.    If you are the registered shareholder of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners.    If you are the beneficial owner of your shares, and you do not provide specific voting instructions to your broker or nominee, your shares will not be voted at the Annual Meeting on Items 1 and 3. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares at the Annual Meeting on Items 1 and 3.

How may I obtain assistance in voting, completing my proxy card or with other questions regarding the Annual Meeting?

If you need assistance in voting by telephone or over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact:

Georgeson Inc.

199 Water Street

New York, NY 10038

1-866-821-0284

(Banks and brokers please call: 1-212-440-9800)

How many votes must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the Company’s shares of common stock outstanding on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purpose of determining the presence or absence of a quorum. As of the Record Date, 8,854,763 shares of common stock of the Company were outstanding.

In order for us to determine that enough votes will be present to hold the Annual Meeting, we urge you to vote by submitting the proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, even if you plan to attend the meeting.

What vote is required to approve each item?

Election of Directors.    Only four directors may be elected at the Annual Meeting. The directors elected will be the four nominees that receive the highest number of “FOR” votes cast at the Annual Meeting (the “Elected Nominees”) by shareholders present, in person or by proxy, and entitled to vote. Three of the Elected Nominees will serve for a three-year term as Class 1 directors, and one will serve for a two-year term as a Class 3 director.

In the election of directors, shareholders have cumulative voting rights. Accordingly, a shareholder may either:

•

give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by four (the number of directors to be elected); or

•	vote his or her shares, multiplied by four, equally among the nominees for election.

If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by four (the number of directors to be elected) to derive a cumulative total and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If you are a registered shareholder and wish to exercise your right to cumulate votes in the election of directors, you must sign and return a proxy card by mail. Voting by Internet or telephone is not available for registered shareholders who wish to cumulate their votes. If your shares are held of record in the name of a bank, broker or other nominee, please contact the person responsible for your account if you wish to exercise your right to cumulate votes in the election of directors.

If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote “FOR” the nominees or a “WITHHOLD” vote with respect to the nominees, as provided on the proxy card. Unless you specify how your votes are to be cumulated among the Board’s nominees, the proxy solicited by the Board authorizes Paul A. Bible or Richard L. Hawley, as proxy holders, to cumulate and cast all of the votes that you are entitled to cast at the Annual Meeting in connection with the election of directors in their sole discretion; provided that the proxy holders will not cumulate or cast your votes for any nominee from whom you have withheld authority to vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Abstentions will have no effect on the election of directors because they will not represent votes cast for the purpose of voting on the matter. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to the election of directors, and therefore, broker non-votes will have no impact on the election of directors.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. As a result, if your shares are held of record by your broker, bank, or other holder and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker, bank, or other holder of record will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the Board of Directors’ nominees. We urge you to provide instructions to your broker, bank, or other holder of record so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided in these proxy materials or the voting instruction form provided by your broker, bank, or other holder of record to ensure that your shares are voted on your behalf. Please vote your proxy so your vote can be counted.

Ratification of the Independent Registered Public Accounting Firm.    The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Each outstanding share will be entitled to one vote. Abstentions and broker non-votes will have no effect on this matter because they will not represent votes cast for the purpose of voting on this proposal.

Approval on an advisory basis of the Company’s executive compensation.    The approval on an advisory basis of the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting. Each outstanding share will be entitled to one vote. Abstentions and broker non-votes are not counted for this advisory vote and, therefore, will have no effect on the outcome of this item. The results of this vote are not binding on the Board of Directors.

Proxies and ballots will be received and tabulated by Computershare Limited, our inspector of election for the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is bearing the cost of providing this Proxy Statement and the enclosed proxy card in connection with the solicitation of proxies on behalf of our Board of Directors. The Company does not expect to pay any additional compensation to any of our directors and officers for the solicitation of proxies. We will reimburse brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the fees and expenses of Georgeson Inc. described below.

The Company has retained Georgeson Inc. to assist in the distribution and solicitation of proxies for aggregate total fees estimated to be approximately $17,500, plus reimbursement of out-of-pocket expenses and $6.50 per completed call or $5.50 per Tele Vote. Georgeson Inc. may also solicit proxies on our behalf via telephone.

Your cooperation in promptly voting your shares and submitting your proxy via the Internet or telephone, or by completing and returning the enclosed proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker, will help to avoid additional expense.

What happens if the Annual Meeting is postponed or adjourned?

If we adjourn the Annual Meeting to a later date, we will conduct the same business at the later meeting and, unless Washington law requires us to set a new Record Date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting. Washington law requires the establishment of a new Record Date if the Annual Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If we are not required to set a new Record Date, your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted by the proxy holder at the Annual Meeting.

When will the Company announce the results of the voting?

The Company will announce preliminary voting results at the Annual Meeting. Final and official voting results will be disclosed on a Current Report on Form 8-K within four business days after the Annual Meeting (which will be available at www.sec.gov and on our website at www.fsci.com).

Will your independent registered public accounting firm participate in the Annual Meeting?

Yes. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

Proposal No. 1 — Election of Directors

Our Amended and Restated Articles of Incorporation, as amended (“Articles”), provide that our number of directors must fall within a range of 9 to 19, with the exact number to be determined pursuant to the Company’s Bylaws (the “Bylaws”). Our Bylaws currently provide that our Board of Directors consists of nine directors. Our number of directors may be changed by amending the Bylaws.

Our directors are divided into three classes, with members of each class elected for terms of three years and until their successors have been elected and qualified. The current terms for our three director classes expire in the following years: Class 1: 2012; Class 2: 2013 and Class 3: 2014. Our Articles and Bylaws require that the terms of our directors be staggered such that approximately one-third of the directors are elected each year to the extent permitted by Washington law and no class may have fewer than three director seats.

In accordance with the above, our Board of Directors has nominated Paul A. Bible, Matthew Goldfarb, and Frank P. Willey for election as Class 1 directors at the 2012 Annual Meeting to serve for three-year terms to expire at the 2015 annual meeting. Messrs. Bible and Goldfarb are currently Class 1 directors of the Company previously elected by the shareholders. Our Board has also nominated Peter E. Murphy for election as a Class 3 director to serve for a two-year term to expire at the 2014 annual meeting. Mr. Murphy is a current director of the Company elected by the Board to fill a Class 3 vacancy in January 2012. Our Bylaws provide that any director elected by the Board to fill a vacancy shall serve an initial term that lasts until the next election of directors by shareholders. Mr. Willey was nominated by FrontFour Capital Group, LLC and its affiliates (“FrontFour”). Pursuant to an agreement with FrontFour (the “FrontFour Agreement”), the Company nominated Messrs. Willey and Goldfarb. In accordance with the FrontFour Agreement, if Mr. Willey leaves the Board prior to the 2013 Annual Meeting, the Board shall appoint a replacement director nominated by FrontFour. If elected, Mr. Willey will fill the current vacancy on the Board created by David A. Lorber’s resignation on March 19, 2012. Each of these nominees were recommended to the Board by the Nominating and Corporate Governance Committee and were unanimously approved as nominees by the Board. The recommendation of the Board is based on its carefully considered judgment that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board.

Unless a shareholder instructs otherwise on the enclosed proxy card, shares represented by properly signed proxies will be voted “FOR” the Board’s nominees. All four nominees have each agreed to serve if elected, and management and the Board of Directors presently have no reason to believe that they will be unable to serve or will not serve. If any of the Board’s nominees becomes unable to serve or for good cause will not serve as a director, proxies granted using the enclosed proxy card will be voted for the election of such person as will be designated by the Board of Directors to replace such Board nominee. If the Board designates any substitute nominees, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Our Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees in accordance with the instructions on the enclosed proxy card or, if you do not receive a proxy card, the voting instruction form provided by your bank or broker.

The Board of Directors Unanimously Recommends That You Vote

“FOR” All of the Board’s Nominees to Be Elected As Directors.

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

Our Board of Directors is made of up of individuals possessing a diverse set of experience, qualifications, attributes and skills. As a result, each of our directors offers a unique and valuable perspective to the Company. The following tables set forth certain information with respect to director nominees and directors whose terms continue, including (i) the age of each director as of March 15, 2012; (ii) the term of his or her directorship, (iii) the principal occupation(s) of each director during at least the past five years, (iv) the other public company directorships held currently or at any time during at least the past five years, (v) family relationships with other directors and executive officers of the Company, if applicable, and (vi) the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the continuing members of our Board of Directors and each of the nominees should serve as a director as of the date of this Proxy Statement. All nominees have consented to being named in this Proxy Statement and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominated by the Nominating and Corporate Governance Committee and Board of Directors.

DIRECTOR NOMINEES FOR THE 2012 ANNUAL MEETING

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Class 3 Director Nominee Peter E. Murphy, 49

Mr. Murphy has been a director of the Company since January 2012. Mr. Murphy is the founder of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology and branded consumer business. He served as President of Strategy and Development at Caesars Entertainment Corporation, a leading casino-entertainment company, from 2009 until 2011, as an operating partner at Apollo Global Management, an investment firm, from 2007 to 2009 and as Senior Executive Vice President and Chief Strategic Officer of The Walt Disney Company, a leading entertainment and media company, from 1988 to 2007. Mr. Murphy is a current director of Dial Global, Inc., a publicly-traded radio network company.

We believe Mr. Murphy is qualified to serve on our Board because of his valuable experience as a long-time senior executive for two significant corporations, including a leading publicly-traded company in the television and entertainment industry, as well as his current public-company director experience. In addition, Mr. Murphy has significant financing and strategic expertise and is an independent director.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Class 1 Director Nominees Paul A. Bible, 71

Mr. Bible has been a director of the Company since April 2009, including serving as our non-executive Chairman since June 2011. Since 2010, Mr. Bible has been a senior partner in Lewis & Roca LLP, a regional law firm. From 2006 until 2010, Mr. Bible was a principal in Bible Mousel PC, a Nevada law firm specializing in gaming law. From 1984 to 2006, Mr. Bible was a shareholder in Bible Hoy & Trachok PC, a law firm. Mr. Bible is the former Chairman of the Nevada Gaming Commission. After earning his J.D. from Georgetown University Law Center, Mr. Bible served in the Judge Advocate General’s Corps of the U.S. Army and is a veteran of the Vietnam Conflict. Mr. Bible is a current non-director member of the independent governance committee of AMERCO, the publicly-traded parent company of U-Haul International, Inc., a moving and storage company.

We believe Mr. Bible is qualified to serve on our Board because of his over 46 years of experience as a practicing attorney specializing in compliance and corporate governance, experience as the chairman of the compliance committee for three licensed gaming companies, experience as a non-director member of the independent governance committee of a publicly-traded company, and experience as the chairman of a state regulatory agency. In addition, Mr. Bible was originally nominated by our largest shareholder, GAMCO Asset Management, Inc., and is an independent director.

Matthew Goldfarb, 40

Mr. Goldfarb has been a director of the Company since May 2011. Mr. Goldfarb has served as Vice Chairman of Xinergy Ltd., a Central Appalachian coal producer, since July 2011. Prior to that, he served as Portfolio Manager of Fourth Street Holdings, L.L.C., a private investment firm, since June 2010. From January 2009 until January 2010, Mr. Goldfarb managed leveraged loan trading businesses at Pali Capital, Inc., a boutique investment banking firm that offers financial advisory and brokerage services, and Tradition North America, Inc., a leading inter-dealer broker of money market instruments. Previously, Mr. Goldfarb was a Director and Senior Investment Analyst of Blackstone Group/GSO Capital Partners from January 2007 until December 2008 and a Director and Senior Investment Analyst at Pirate Capital LLC, an event-driven hedge fund, from January 2005 until September 2006. Prior to that, Mr. Goldfarb was with Icahn Associates Corp., an investment firm, for approximately five years, and before that, was an associate with the law firm of Schulte Roth & Zabel LLP. Mr. Goldfarb previously served on the boards of directors of CKE Restaurants, Inc., a casual dining restaurant franchise, from 2006 until 2010 and James River Coal Company, a regional coal mining and processing business, from June 2006 until November 2006.

We believe Mr. Goldfarb is qualified to serve on our Board because of his experience in the finance and investment industry, and his past and current experience as a public company director. In addition, Mr. Goldfarb was nominated by our shareholder, FrontFour Capital Group, LLC, and is an independent director.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Frank P. Willey, 58

Since February 2009, Mr. Willey has served as of counsel at the law firm of Hennelly & Grossfeld LLP. Prior to joining Hennelly & Grossfeld LLP, from 1984 to January 2009, Mr. Willey served in various executive capacities, including president and general counsel, at Fidelity National Financial, Inc., a provider of title insurance, specialty insurance, claims management services and information services, where he has also served as a director since 1984 and currently serves as vice chairman since 2005. Mr. Willey is also a director of PennyMac Mortgage Investment Trust, and from 1994 to 2010, was a director of CKE Restaurants, Inc. Mr. Willey holds a J.D. from Albany Law School.

We believe Mr. Willey is qualified to serve on our Board because of his extensive past and current experience as a public company executive and director, and his strong business and legal expertise. In addition, Mr. Willey was nominated by our shareholder, FrontFour Capital Group, LLC, and if elected, would qualify as an independent director.

CONTINUING CLASS 2 DIRECTORS WITH TERMS EXPIRING IN 2013

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Colleen B. Brown, 53

Ms. Brown has been President and Chief Executive Officer of the Company since October 2005, serving as a director since October 2006. Ms. Brown was President and founder of Aberdeen Media Corporation, established in 2004 to invest in the U.S. television market. From 2000 to 2003, Ms. Brown served as a senior vice president at Belo Corp., a publicly-traded Media Company; with responsibility for establishing the Company’s Business Development Division, its Spanish language businesses and corporate responsibility for Belo Interactive and its Texas Broadcasting Properties. From 1998 to 2000 she served as President of the Broadcast Group at Lee Enterprises, Inc., a publicly-traded media company until leading the sale of the broadcasting group in 2000. From 1980 to 1998, Ms. Brown served in various senior management capacities for Gannett, Co. Inc., a publicly traded international news and information company. Her responsibilities included President of KPNX the NBC affiliate in Phoenix, President of WFMY the CBS affiliate in Greensboro, North Carolina and Vice President/Station Manager of KUSA, the then ABC affiliate in Denver, Colorado. In addition, she established and led the strategic planning discipline within the broadcast division. Ms. Brown holds a Master of Business Administration degree from the University of Colorado at Boulder.

Ms. Brown is the Company’s President and Chief Executive Officer. We believe Ms. Brown is qualified to serve on our Board because she brings valuable insights to the Board based on her involvement with the day to day affairs of the Company. In addition, she possesses over 30 years of experience in the media industry, including serving as a past director for the National Association of Broadcasters (NAB), Associated Press (AP), Careerbuilder.com, and Classifiedventures.com, and she currently serves as Chairperson of the Mobile500 Alliance, Inc., an industry group working on the launch of mobile digital television.

Name and Age	Principal Occupation(s) Of Director During Last Five Years
Donald G. Graham, III, 57

Mr. Graham has been a director of the Company since 1993. Mr. Graham owns Cerberus Productions, LLC, a visual advertising production company based in New York City. He was a vice president and a director of the O.D. Fisher Investment Company, a private investment company, from 1989 until its liquidation in 2008.

We believe Mr. Graham is qualified to serve on our Board because he possesses over 30 years of experience in advertising campaign production, and over 20 years of experience as a director of the O.D. Fisher Investment Company. He also brings valuable insights to the Board based on his 18 years of service as a Company director. In addition, he is an independent director and a member of the Fisher family, which collectively is a significant holder of Company common stock.

Brian P. McAndrews, 53

Mr. McAndrews has been a director of the Company since October 2006. Since September 2009, Mr. McAndrews has been a Managing Director of Madrona Venture Group, an investment firm. From August 2007 to December 2008, Mr. McAndrews served as a Senior Vice President of Advertiser and Publisher Solutions at Microsoft Corporation, a provider of software, services and solutions. Prior to its acquisition by Microsoft Corporation, Mr. McAndrews ran aQuantive, Inc., a publicly-traded global digital marketing company, serving as Chief Executive Officer and a director from 1999 to 2007, and as President from 2000 to 2007. From 1990 to 1999, Mr. McAndrews worked for ABC, Inc., a television network and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network. Mr. McAndrews served as a director of Blue Nile, Inc., a publicly-traded retailer, from 2004 until 2007, and currently serves as a director of Clearwire Corporation, a publicly-traded provider of high speed internet services to consumers and businesses, and the United Way of King County.

We believe Mr. McAndrews is qualified to serve on our Board because he possesses past experience as a chief executive officer for a publicly-traded company in the technology industry, as well as his current and past public company director experience. In addition, Mr. McAndrews has significant digital media and network television experience and is an independent director.

CONTINUING CLASS 3 DIRECTORS WITH TERM EXPIRING IN 2014

Name and Age	Principal Occupation(s) Of Director During Last Five Years
Richard L. Hawley, 62

Mr. Hawley has been a director of the Company since 2003. From 2003 to 2011, Mr. Hawley was Executive Vice President and Chief Financial Officer of Nicor Inc., a publicly-traded utility holding company, and Nicor Gas, a natural gas distribution company. Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a public utility holding company, and Puget Sound Energy, Inc., a public utility, from 1998 to 2002. From 1973 to 1998, Mr. Hawley held various positions with Coopers & Leybrand (now PricewaterhouseCoopers), an international public accounting firm, including audit partner from 1984 to 1998. He currently serves as a director of Westar Energy Inc., a publicly-held utility company.

We believe Mr. Hawley is qualified to serve on our Board because of his significant public company executive experience, including service as a chief financial officer, 25 years of experience with an international public accounting firm, financial and accounting expertise, and his status as independent director.

Joseph J. Troy, 48

Mr. Troy has been a director of the Company since May 2011. Mr. Troy has been Executive Vice President and Chief Financial Officer of Quality Distribution, Inc., a publicly traded operator of the largest dedicated bulk tank truck network in North America, since August 2010. Prior to joining Quality Distribution, Inc., Mr. Troy was the Chief Financial Officer of GuardianLion Wireless, LLC, a privately-held developer of unique personal locator devices, from January 2009 until August 2010. Mr. Troy continues to serve as a director of GuardianLion. From November 2000 until December 2008, and from March 1998 to February 2000, Mr. Troy held various senior leadership positions with Walter Industries, Inc. (predecessor to Walter Energy), including Executive Vice President, Chief Financial Officer, Senior Vice President - Financial Services, President of Walter Mortgage Company and Senior Vice President and Treasurer. Prior to that, Mr. Troy held various banking positions with NationsBank and its predecessor institutions. Mr. Troy previously served on the board of directors of Cellu Tissue Holdings, Inc., a producer and seller of tissue papers in the United States, and currently serves on various charitable boards including the boards of A Kids Place of Tampa, Inc. and Kids Charity of Tampa Bay, Inc.

We believe Mr. Troy is qualified to serve on our Board because of his significant public company executive experience, including service as a chief financial officer, his financial and accounting expertise, and his status as independent director. In addition, Mr. Troy was nominated by our shareholder, FrontFour Capital Group, LLC, and is an independent director.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of the current directors and nominees listed above under “Information with Respect to Nominees and Directors Whose Terms Continue,” except Ms. Brown, is, or would be if elected, an independent director of the Company within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules. The Board of Directors also determined that our former directors who served on our Board during 2011, Roger L. Ogden, Michael D. Wortsman, William W. Warren, Jr., George F. Warren, Jr., David A. Lorber, and Anthony B. Cassara, were independent during 2011.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

The following sets forth information concerning our Board of Directors and its Committees during 2011.

How Often Did the Board of Directors Meet During 2011?

Our Board of Director held 12 meetings in 2011. During 2011, each current director attended at least 75 percent of the aggregate of:

(i) the total number of meetings of the Board of Directors that were held during the period he or she served as a director; and

(ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the period he or she served as a committee member.

Each of our current directors served during all of 2011, except Messrs. Goldfarb and Troy, who were elected at our 2011 Annual Meeting, and Mr. Murphy, who joined our Board in January 2012.

The independent directors hold regularly scheduled executive sessions at which only independent directors are present, as required by Rule 5605(b)(1) of Nasdaq’s Listing Rules. Our non-executive Chair of the Board generally presides at such meetings.

We do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meeting of Shareholders. All of our current directors attended our 2011 Annual Meeting of Shareholders, except Messrs. Goldfarb, Troy and Murphy, who were not directors at that time.

Committees of the Board of Directors

Our Board of Directors currently has the following standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The duties and responsibilities of the Audit Committee are governed by a written charter adopted by our Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Relations/Corporate Governance.”

Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	as necessary, consider with management and our outside auditor the rationale for employing audit firms other than the principal outside auditor;

•	as necessary, take reasonable steps to confirm with our outside auditor that the outside auditor reports directly to the Audit Committee;

•	resolve disagreements between management and our outside auditor;

•	approve the compensation of our outside auditor, and, as necessary, review and approve the discharge of our outside auditor;

•	take reasonable steps to confirm the independence of our outside auditor;

•	consider, in consultation with our outside auditor, the audit scope and plan;

•	pre-approve the retention of our outside auditor for all audit services and those non-audit services our outside auditor is permitted to provide to us;

•	review with our outside auditor the coordination of the audit effort for the effective use of audit resources;

•	at least annually, evaluate our outside auditor’s performance and independence;

•	ensure that our outside auditor’s lead partner and reviewing partner are replaced every five years;

•	review filings with the Securities and Exchange Commission;

•	consider and review with our outside auditor the adequacy of our internal controls;

•

review and discuss with management and our outside auditor, at the completion of the annual examination, our audited financial statements and related footnotes, our outside auditor’s audit of the financial statements and their report on the financial statements, and any serious difficulties or disputes with management encountered during the course of the audit;

•

consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of our outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan;

•	review, develop and monitor compliance with our Code of Ethics for the Chief Executive Officer and senior financial officers;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls.

During 2011, our Audit Committee held seven meetings. The current members of the Audit Committee are Mr. Hawley (Chair) and Mr. Troy, together with a current vacancy created by David A. Lorber’s resignation on March 19, 2012. The Board intends to appoint Mr. Willey to fill the vacancy if he is elected by shareholders at the Annual Meeting. Mr. Lorber served on the Audit Committee for all of 2011, and Roger L. Ogden and William W. Warren, Jr. served on the Committee during the year from June 13, 2011 to October 7, 2011 and January 1, 2011 to May 19, 2011, respectively. Our Board of Directors has determined that Mr. Hawley is an audit committee financial expert, within the meaning of applicable Securities and Exchange Commission rules. All of the current members of our Audit Committee are, and all members during 2011 were, independent directors within the meaning of Rules 5605(a)(2) and 5605(c)(2) of Nasdaq’s Listing Rules.

Compensation Committee.    Our Compensation Committee has the overall responsibility for approving, administering and evaluating the Company’s equity and other compensation plans, policies and programs. The Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee may also delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to our officers to perform certain of its duties on its behalf.

The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Relations/Corporate Governance.”

The Compensation Committee:

•	approves the annual cash compensation, including salary, bonus and incentive compensation of our executive officers, other than our Chief Executive Officer;

•	reviews and approves cash and equity compensation packages for new executive officers and termination packages for executive officers, other than our Chief Executive Officer; and

•

reviews and approves any new equity awards granted as part of a compensation package for a new Chief Executive Officer and any new equity awards granted as part of a termination package for a departing Chief Executive Officer.

The Compensation Committee assists our Board of Directors in establishing our Chief Executive Officer’s annual goals and objectives and annually evaluates our Chief Executive Officer’s performance. In addition, the Compensation Committee recommends our Chief Executive Officer’s cash compensation to our Board of Directors for approval consistent with our compensation philosophy. In approving the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee generally considers our performance and relative shareholder return, the value of similar incentive awards to the chief executive officers at comparable companies and the awards given to our Chief Executive Officer in prior years.

The Compensation Committee reviews trends in executive compensation, oversees the development of new compensation plans, and, when necessary, approves revisions to the existing plans. The Compensation Committee also assesses the competitiveness of our executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve our business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of our shareholders.

The Compensation Committee also reviews and recommends to our Board of Directors changes in compensation for members of our Board of Directors and its Chairman, and administers our equity incentive plans. The Compensation Committee approves all equity awards granted to our executive officers under our equity incentive plans.

During 2011, the Compensation Committee held five meetings. The current members of the Compensation Committee are Mr. McAndrews (Chair), Mr. Murphy, and Mr. Goldfarb. Roger L. Ogden and Michael D. Wortsman served on the Compensation Committee during 2011 from June 13, 2011 to October 7, 2011, and from January 1, 2011 to May 19, 2011, respectively, and Mr. Bible was a member for all of 2011. All of the current members of the Compensation Committee are, and all members during 2011 were: (a) independent directors within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules, (b) “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (c) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for these persons. The Compensation Committee periodically retains Towers Watson to serve as its independent compensation consultant. At the request and direction of the Compensation Committee, Towers Watson provides analyses of our executive compensation programs and comparisons to executive compensation programs of peer companies in the media/broadcast industry and other non-broadcast specific companies of similar size to us. In addition to survey data, Towers Watson provides the Compensation Committee with proxy statement data for national market industry peers and local market general industry peers. Towers Watson does not determine or recommend executive compensation, but rather provides the Compensation Committee with guidance based on market practices and Towers Watson’s experience and understanding of our needs and objectives. Please read our “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement for a discussion of the work conducted by Towers Watson on behalf of the Compensation Committee in 2011.

Our Chief Executive Officer recommends the compensation structure for our executive officers, other than the Chief Executive Officer. The Compensation Committee reviews and approves our Chief Executive Officer’s recommendations together with any changes or adjustments as the Compensation Committee deems appropriate.

The Compensation Committee has periodically provided our Chief Executive Officer with ranges for compensation and equity awards pursuant to which our Chief Executive Officer may make offers to key executives. The Compensation Committee collaborates with our Chief Executive Officer and our Board of Directors to establish our company performance objectives. To establish the individual performance objectives for each named executive officer, the Committee works with our Chief Executive Officer. The Compensation Committee also reviews periodic reports from management on matters relating to our compensation practices. Our Chief Executive Officer typically attends all meetings of the Compensation Committee, except for those meetings, or portions thereof, during which her compensation is discussed. Please read our “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement for a discussion of the role of our Chief Executive Officer in determining or recommending the amount or form of executive compensation in 2011.

Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, approves and recommends to our Board of Directors director candidates, and, if necessary or desirable in the opinion of the committee, develops and recommends to our Board of Directors corporate governance principles and policies applicable to the Company.

The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board of Directors. A current copy of the written charter is available on our website at www.fsci.com under the heading “Investor Relations/Corporate Governance.” During 2011, the Nominating and Corporate Governance Committee held 11 meetings. Our Nominating and Corporate Governance Committee currently consists of Mr. Bible (Chair), Mr. Hawley, and Mr. Graham, III. During 2011, Michael D. Wortsman served on the Committee from January 1, 2011 to May 19, 2011. All of the current members of the Nominating and Corporate Governance Committee are, and all members during 2011 were, independent directors within the meaning of Rule 5605(a)(2) of Nasdaq’s Listing Rules.

Director Candidate Qualifications.    When considering potential director candidates for nomination or election, our Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board of Directors and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to us and our constituents;

•	willingness to act in our best interests and in the best interests of our constituents, and

•	willingness to objectively assess the performance of our Board of Directors, Board committees and management.

Except as discussed in the previous paragraph, there are no stated minimum qualifications for director nominees. However, our Board of Directors believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition are considered when determining Board of Director needs and evaluating director candidates to fill such needs:

•	independence;

•	diversity;

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	board continuity (including succession planning);

•	board size;

•	number and type of committees, and committee sizes; and

•

legal requirements and Nasdaq, or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Our Nominating and Corporate Governance Committee considers diversity as one of several factors relating to overall composition when making nominations to our Board of Directors. While we do not have a formal policy governing how diversity is considered, the Nominating and Corporate Governance Committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board of Directors, by reviewing the diversity of the entire Board. The Nominating and Corporate Governance Committee construes Board diversity broadly to include many factors. As a result, the Nominating and Corporate Governance Committee strives to ensure that our Board of Directors is represented by individuals with a variety of different opinions, perspectives, personal, professional and industry experience and backgrounds, skills and expertise.

Identification and Evaluation of Director Candidates.    Our Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board of Directors willing to continue to serve. In the event of a vacancy on our Board of Directors, the committee’s charter requires the Chairman of the committee to initiate the effort to identify appropriate director candidates. The Nominating and Corporate Governance Committee may choose to maintain a list of director candidates to consider and propose to our Board of Directors, as required. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the committee will determine appropriate means for seeking additional director candidates. These means may involve the engagement of an outside consultant to assist in the identification of director candidates or the solicitation of ideas for possible candidates from a number of sources, including members of our Board of Directors, our executives and individuals personally known to the members of our Board of Directors or executives. The Nominating and Corporate Governance Committee interviews potential candidates and as a result of their evaluations may recommend the candidate for our Board of Directors’ consideration. In addition, background and reference inquiries generally will be conducted. Mr. Murphy joined our Board in January 2012. At the request of our Nominating and Corporate Governance Committee for identification of potential director candidates with strong television or broadcasting industry experience, a third-party professional advisor to the Company identified and recommended Mr. Murphy. Messrs. Goldfarb and Willey were identified and nominated by our shareholder, FrontFour Capital Group, LLC.

Potential director candidates should be referred to the Chairman of the Nominating and Corporate Governance Committee for consideration by the committee and possible recommendation to our Board of Directors. The Nominating and Corporate Governance Committee will evaluate shareholder-recommended nominees based on the same criteria as Board of Director-recommended nominees.

The Nominating and Corporate Governance Committee will also consider nominations made by shareholders. In accordance with our Bylaws, to nominate a director for election to our Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of nomination by personal delivery or by registered or certified mail, postage prepaid, to our Secretary at our principal executive offices at 140 4th Avenue North, Suite 500, Seattle, Washington 98109. The nomination must be received by our Secretary not fewer than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the prior year’s annual meeting, written notice by the shareholder must be received by our Secretary not earlier than the close of business on the 90th day and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure was made. The shareholder’s notice of an intention to nominate a director must include the required information set forth in Section 3.3.1 of our Bylaws.

Communication with our Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of our Board of Directors or with our non-management directors as a group may do so by writing to: Chairman of the Board of Directors, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle Washington 98109.

Compensation Committee Interlocks and Insider Participation

Each of Mr. McAndrews and Mr. Bible served as members of the Compensation Committee during all of 2011, and Mr. Goldfarb has served since October 26, 2011. Messrs. Wortsman and Ogden served on the Committee during 2011 from January 1, 2011 to May 19, 2011, and from June 13, 2011 to October 7, 2011, respectively. Mr. Murphy was appointed to the Compensation Committee in March 2012. None of the members was an officer or employee of our Company or any of our subsidiaries during 2011 or in any prior fiscal year. No executive officer of our Company served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2011.

Code of Conduct and Code of Ethics

We have a Code of Conduct applicable to all of our directors, officers and employees. We also have a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, general managers, station managers and business managers. The Code of Conduct and the Code of Ethics are available on our website at www.fsci.com under the heading “Investor Relations/Corporate Governance.” We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendments to or waivers of our Code of Ethics by posting such information at this location on our website. Upon request, we will provide to any person without charge a copy of our Code of Ethics. Written requests should be addressed to Investor Relations, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109.

Board Leadership Structure

Although Colleen B. Brown, our President and Chief Executive Officer, serves as a director, our Board of Directors is led by Paul A. Bible, our independent non-executive Chairman of the Board. We currently believe this is the most appropriate Board leadership structure because it provides our Board of Directors with a beneficial balance between the leadership offered by our Chief Executive Officer, who is the only non-independent member of our Board of Directors, and the independent perspective provided by our Chairman. We believe that this structure is generally preferred by our shareholders and is consistent with best practice. Our Board of Directors believes its administration of its risk oversight function as discussed below has not affected its leadership structure.

Risk Oversight

Our Board of Directors plays an important role in the oversight of the risks facing our Company. Through its Audit Committee, our Board of Directors oversees the management by our finance group of our disclosure controls, systems of internal control over financial reporting, and significant financial and accounting matters, including liquidity and debt issues. Our senior financial executives attend and report at every meeting of the Audit Committee and Board on our controls and significant financial and accounting matters. Through its Compensation Committee, our Board manages potential business risks inherent in our compensation programs to ensure that they do not encourage unacceptable levels of risk. The entire Board receives direct reports on significant operational matters and developments at every Board meeting, and works with our general counsel, and outside counsel as needed, in the oversight of our legal and regulatory risks. In addition, our committee chairs have direct and frequent access to outside legal, regulatory and other subject matter experts to discuss current issues and developments impacting the areas covered by their committees, and they inform the full Board about such matters through regular committee reports.

The Compensation Committee monitors risks related to the Company’s compensation programs. Our Chief Executive Officer and Vice President of Human Resources evaluate on an annual basis whether our compensation policies and practices for our employees present risks reasonably likely to have a material adverse effect on the Company. They also consider whether or how our compensation policies and practices may relate to our material business risks. These officers review their findings with the Compensation Committee. Based on this review, we do not believe that potential risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and is proposing that shareholders ratify such selection. Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject.

Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 requires that the Audit Committee “must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged…for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer.” As the Audit Committee cannot abdicate this authority to our shareholders, the ratification of the selection is not binding. Any failure of shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm would, however, be considered by the Audit Committee.

PricewaterhouseCoopers LLP performed an audit of the Company’s consolidated financial statements and of the effectiveness of the Company’s internal control over financial reporting, for the year ended December 31, 2011. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

The Board Of Directors Unanimously Recommends That You Vote

“FOR” the Ratification of PricewaterhouseCoopers LLP as the Company’s

Independent Registered Public Accounting Firm for 2012.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2011	2010
Audit Fees(1)	$828,090	$822,350
Audit-Related Fees(2)	19,500	12,000
Tax Fees(3)	44,700	182,916
All Other Fees(4)	1,500	1,500

Total	$893,790	$1,018,766

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in the Company’s quarterly reports, services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and amounts billed relating to internal control procedures required under the Sarbanes-Oxley Act of 2002, which were part of an integrated audit performed by PricewaterhouseCoopers LLP.

(2)	Audit-Related Fees for 2011 consisted of fees for work on the pro forma financial statements contained in the Company’s Current Report on Form 8-K to report the December 2011 sale of Fisher Plaza, and for 2010 consisted of audit-related fees billed in connection with the Company’s Form S-8 Registration Statement.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	All Other Fees for 2011 and for 2010 consist of the annual subscription fee for an online research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegee is required to consider whether the provision of such services is compatible with maintaining the independence of the auditor.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services that the independent registered public accounting firm may from time to time provide to the Company, if the provision of such services is not otherwise prohibited. The Chairman is required to provide a report of those services so approved by him to the Audit Committee at its next regularly scheduled meeting. The Audit Committee charter permits the Audit Committee to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved.

The SEC permits the independent registered public accounting firm to provide services other than audit, review or attest services without pre-approval if, among other requirements, the aggregate amount of all such services provided constitutes no more than five percent of the total fees paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided. None of the fees paid to the independent registered public accounting firm under the categories Tax Fees and All Other Fees described above were rendered pursuant to this exception from the SEC’s general pre-approval requirements.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent registered public accounting firm. The Audit Committee charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an audit of the Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent registered public accounting firm, the audit scope and plan.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2011 and the independent registered public accounting firm’s report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Company maintained effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Summary.    Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

In connection with its review of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of, and discussions with, the independent registered public accounting firm.

This report is submitted over the names of the members of the Audit Committee.

Richard L. Hawley, Chair

David A. Lorber*

Joseph J. Troy

*	Member of the Audit Committee until March 19, 2012

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning current executive officers of the Company. The ages set forth below are as of March 15, 2012.

Name and Age	Position and Occupation(s) for Past Five Years

Colleen B. Brown, 53	Ms. Brown has been President and Chief Executive Officer of the Company since October 2005, serving as a director since October 2006. Ms. Brown was President and founder of Aberdeen Media Corporation, established in 2004 to invest in the U.S. television market. From 2000 to 2003, Ms. Brown served as a senior vice president at Belo Corp., a publicly-traded Media Company; with responsibility for establishing the Company’s Business Development Division, its Spanish language businesses and corporate responsibility for Belo Interactive and its Texas Broadcasting Properties. From 1998 to 2000 she served as President of the Broadcast Group at Lee Enterprises, Inc., a publicly-traded media company until leading the sale of the broadcasting group in 2000. From 1980 to 1998, Ms. Brown served in various senior management capacities for Gannett, Co. Inc., a publicly traded international news and information company. Her responsibilities included President of KPNX the NBC affiliate in Phoenix, President of WFMY the CBS affiliate in Greensboro, North Carolina and Vice President/Station Manager of KUSA, the then ABC affiliate in Denver, Colorado. In addition, she established and led the strategic planning discipline within the broadcast division. Ms. Brown holds an M.B.A. from the University of Colorado at Boulder.
Hassan N. Natha, 52	Mr. Natha has been Chief Financial Officer of the Company since January 2011, Senior Vice President since July 2011, Principal Accounting Officer since December 2008, and was Vice President, Finance of the Company from November 2008 until January 2011. Mr. Natha served as the Chief Financial Officer and Corporate Secretary at Jones Soda Co., a publicly-traded beverage company, from April 2006 to September 2008. Mr. Natha served as an associate with CFO Selections, a professional chief financial officer services firm from August 2005 to January 2006, a principal of B2B CFO, a chief financial officer professional services firm, from March 2003 to July 2005, and Chief Financial Officer of Washington Gaming Inc., a private real estate and gaming company, from January 2002 to December 2002. From October 2000 to December 2001, he served as senior manager of Accenture Inc., a global management consulting, technology services and outsourcing company. Mr. Natha is a Certified Public Accountant and holds a Graduate Diploma of Public Accountancy from McGill University.
Robert I. Dunlop, 44	Mr. Dunlop has been Executive Vice President, Operations of the Company since November 2010. Mr. Dunlop has held various positions with the Company since 1991, including Senior Vice President, Operations from July 2008 to November 2010, Senior Vice President from August 2007 to July 2008, Senior Vice President, Developing Media from December 2006 to August 2007, and Vice President, Developing Media from April 2006 to December 2006. From 1998 to April 2006, Mr. Dunlop served as Vice President and General Manager of the Company’s Seattle radio operations. Mr. Dunlop holds an M.B.A. from the University of Washington.

Name and Age	Position and Occupation(s) for Past Five Years
Christopher J. Bellavia, 43	Mr. Bellavia joined the Company as Vice President, Senior Attorney and Corporate Secretary in November 2008 and was appointed as an executive officer and Senior Vice President and General Counsel in May 2009. Mr. Bellavia was an attorney at Washington Mutual, Inc., a savings and loan, where he served as a First Vice President and Assistant General Counsel from January 2006 to October 2008 and as a First Vice President and Counsel from July 2003 to January 2006. From June 2000 to July 2003, he served as an attorney at Wilson Sonsini Goodrich and Rosati, a national law firm. Mr. Bellavia holds a J.D. from Cornell University Law School.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors, referred to as the “Committee” in this discussion, is composed of all independent directors. The Committee oversees and regularly reviews the compensation programs for our executive officers, including the executive officers listed in our Summary Compensation Table at page 37, who we refer to as “named executives” in this Compensation Discussion and Analysis.

Executive Summary

Fisher’s increased television and radio ratings, successful selling efforts, and effective cash management initiatives all contributed to our continued strong results and higher shareholder returns in 2011. The Company reported 2011 revenue of $164 million, our second-highest annual revenue since 2001. Compared to 2009 and 2007 (two other off-cycle political years), our 2011 revenue was 23.9% and 2.2% higher, respectively. During 2011, we also worked to strengthen our balance sheet by selling Fisher Plaza, the Company’s approximately 300,000 square foot mixed-use facility in Seattle, Washington, for $160 million in cash and by paying off all of the Company’s outstanding long-term debt. Our 2011 net income was $36.4 million, including the Fisher Plaza transaction. Our financial strength in 2011 was reflected in our stock price, which increased by 32.3% over the course of the year.

Our executive compensation program is designed to reward personal accomplishments as well as the executive’s involvement in the achievement of the Company’s financial goals and business objectives. Our executive compensation philosophy is to offer a package that enables us to meet the requirements of the highly competitive environment within which we operate, while ensuring that executive officers are compensated in a manner that advances both the short-term and long-term interests of our Company and shareholders. Under this approach, a significant portion of our total executive compensation package is in the form of variable compensation that is dependent upon our financial and business performance, in addition to the executive’s personal performance. We believe that this approach provides our executives with incentives to direct us toward financial success.

As in prior years, the compensation we paid to our named executives for service in 2011 reflected our objective and philosophy of paying for performance, but also reflected the economic environment existing at the beginning of 2011. The Committee reviewed data provided by its independent compensation consultant, Towers Watson, to update compensation for our named executives to ensure that total pay, including base salaries and short-term and long-term incentives, remain competitive and market-driven. Highlighted below are some of the key actions taken and decisions made with respect to our executive compensation programs for 2011:

•

Base salaries for our named executives increased in amounts ranging from 4.0% to 6.1%, with the exception of Mr. Natha, whose base salary increased by 24.1% to reflect his promotion to Chief Financial Officer at the beginning of 2011.

•	A significant portion of the total compensation awarded to each of our named executives for 2011 performance consisted of variable compensation, rather than fixed compensation.

•

Our named executives earned cash bonus payouts for 2011 under both the Company performance and individual performance components of our Management Short-Term Incentive Plan (the “STI Plan”) given the Company’s strong operating and financial performance in 2011. This marked the second year out of the past four for which our named executives received a payout for the STI Plan Company performance component. Consistent with the Company’s financial results and 2011 shareholder returns, total cash bonus payouts for 2011 pursuant to the STI Plan ranged between 156% and 163% of target awards for our named executives.

•	The Committee approved special bonuses to three of our named executives in recognition of their excellent work on two significant Company projects over the course of 2011.

Over the last several years, the Committee has acted to reinforce its pay-for-performance philosophy and to renew its focus on good governance in executive compensation matters. When making executive compensation decisions, the Committee has also properly recognized the challenges and uncertainties that have existed in the economic environment in recent years. Accordingly:

•	The Committee does not provide pension, deferred compensation, or other supplemental retirement benefits for the named executives.

•

Change of control agreements for named executives have a “double trigger” for payment, are in line with conservative best practice, and do not provide for any excise tax restoration payments as described in more detail under “Change of Control” on page 34 below.

•	The Committee has worked to structure our incentive plans to discourage undue risk and align executive rewards with short and long-term Company performance.

•	To assist the Committee in its work, the Committee retains an independent compensation consultant as necessary, and oversees its work.

•

At our 2011 Annual Meeting of Shareholders, 96.7% of the shares voted (excluding abstentions) were cast for the approval of the compensation for our named executives. Shareholders also voted to review and approve the compensation of our named executives on an annual basis, as we proposed. While our 2011 Annual Meeting was held after 2011 executive compensation decisions were made by the Committee, no changes were made in direct response to the shareholder vote given the very high approval by our shareholders.

•

To further align executive interests with those of our shareholders, as part of the Company’s long-term incentive compensation awards made in 2012 the Committee granted a portion of the long-term incentives in the form of performance awards aligned with our business and financial results under which named executives may earn restricted stock units that are subject to time-vesting.

•	In March 2012, the Committee adopted stock ownership guidelines for directors and executive officers to encourage long-term investment in the Company.

Objectives of Executive Compensation Program

The Committee has designed our executive compensation program so that its primary objectives are to:

•	attract and retain high-caliber executives on a long-term basis;

•	encourage the creation of shareholder value;

•	pay for superior performance by aligning a substantial portion of our named executive compensation with our business and financial results and shareholder returns; and

•	maintain an appropriate balance between fixed compensation in the form of base salary and variable compensation in the form of short-term and long-term incentive opportunities.

Components of Executive Compensation

As in past years, our 2011 executive officer compensation program was comprised of three primary components:

•	base salaries;

•	short-term incentives in the form of annual cash bonus opportunities; and

•	long-term incentives in the form of stock options and restricted stock units.

We pay base salaries to provide a fixed level of financial stability to our executives in amounts that we believe are competitive and market-driven. We provide short-term incentives in the form of annual cash bonus opportunities to encourage our executives to focus their maximum effort on achieving targeted financial results, operating objectives, strategic growth, and individual performance goals. Our long-term incentive awards are intended to focus executive efforts on achieving long-term growth in shareholder value, to help the Company attract and retain key executives, and to better align our executives’ interests with the interests of our shareholders. The Committee believes that the overall compensation of our named executives is reasonable and appropriate for our Company and businesses, and competitive with compensation offered by companies similar in size to Fisher.

Determination of Executive Compensation

Process.    The Committee uses a variety of resources in determining the total compensation package for each named executive, both for determining the amount of compensation and for determining the appropriate mix of compensation. The Committee is responsible for (i) approving the total compensation packages for our named executives other than our Chief Executive Officer; (ii) approving all equity awards for our Chief Executive Officer; and (iii) recommending to the Board of Directors all cash compensation for our Chief Executive Officer.

For 2011, we continued our process of establishing base salaries and bonus opportunities at the beginning of the year for the current year. Accordingly, for 2011 executive compensation, base salaries and bonus opportunities were established in March 2011. For long-term incentive compensation, we continued our process of establishing long-term incentive values and granting equity awards early in the year following the year to which they relate (for 2011, long-term incentive awards were approved in March 2012).

In establishing 2011 executive compensation, the Committee consulted with its independent compensation consultant, Towers Watson, to provide a benchmark analysis of executive compensation. Customarily, the Committee obtains an executive compensation analysis every two years to provide benchmark data, and for the purposes of establishing 2011 executive compensation, the Committee examined the 2010 Towers Watson Executive Compensation Review (the “Towers Watson Report”). The Towers Watson Report, described in greater detail below, consisted of an analysis of our executive compensation program and comparisons to executive compensation programs of peer companies in the media/broadcast industry and other non-broadcast specific companies similar to Fisher in size, including survey information and proxy statement data. The Towers Watson Report covered base pay, target and actual total cash and long-term incentive values.

In addition to considering executive compensation levels at peer companies when establishing total compensation for named executives, for 2011 base salaries and bonus opportunities, the Committee worked with Towers Watson and reviewed Company performance objectives and individual performance objectives for each named executive, as described below under the relevant component of compensation. The Committee also collaborated with our Chief Executive Officer and the Board of Directors to establish the Company performance objectives. To establish individual performance objectives for the named executives, our Chief Executive Officer worked with each named executive to make a final recommendation to the Committee.

For 2011 long-term incentives, the Committee considered the Company’s overall 2011 financial performance and the named executive’s individual performance in 2011, as discussed in more detail below under the discussion for long-term incentives, and also reviewed the Towers Watson Report as a guide in establishing award values. The Towers Watson Report focused on data averaged over the most recent three-year period, since long-term incentive data can vary considerably from year-to-year because of the small data samples (proxy peer companies and media survey companies of similar size). For all but our Executive Vice President, Operations, general industry information was also provided to give a broader view of market practice. Guided by market data as well as internal equity considerations, Towers Watson provided an estimated long-term incentive competitive value for each named executive. The competitive values represented mid-range market awards for service at expected (i.e. 100%) performance levels.

In completing the Towers Watson Report, Towers Watson provided long-term incentive data from the following surveys (company names in the surveys are proprietary and not available to the Company) and proxy statement data:

The following competitive media survey:

•

2010 Towers Watson CDB Media Executive survey, which includes approximately 100-150 (data averaged over three years) media companies, such as broadcasting, newspaper, radio and cable companies. The data used was size-adjusted to $150 million in revenue.

The following general industry survey, which is a national survey with data for companies of similar size to Fisher ($100 million to $499 million in annual revenue):

•	2010/2011 Towers Watson Data Services Survey Report on Top Management Compensation.

Proxy statement data:

•	2009 National Market Broadcast Industry Peers:

• Beasley Broadcast Group Inc. • Belo Corp. • Cumulus Media Inc. • Entercom Communications Corp. • Entravision Communications Corp.	• Gray Television Inc. • Lin Television Corp. • Nexstar Broadcasting Group Inc. • Saga Communications Inc. • Sinclair Broadcast Group Inc.

Base compensation benchmarks contained in the Towers Watson Report were updated by 2.9% to January 1, 2011. The 2.9% factor reflected planned 2011 industry guidance for merit increases.

When compared to companies of similar size and revenue in the media/general industries review, the Committee generally focuses on the median or 50th percentile to assess market competitiveness. For larger broadcasting peers, the 25th percentile is a more appropriate reference. For instance, most companies in the broadcast industry are larger than Fisher and have greater annual revenue therefore the 25th percentile is more appropriate.

The Committee reviewed the data as a whole, and focused on different data points from the various peer groups, depending on the named executive’s position. Moreover, the Committee did not use the survey data to benchmark or target the compensation of Fisher’s named executives to be in line with a particular percentile as compared to the data in the surveys, but considered compensation levels ranging from the 25th to 75th percentiles as one component in making its compensation determinations. For instance, due to the Company’s business concentration in the broadcast industry, to assess competitiveness, the Committee placed more emphasis on the broadcast industry peer group for compensation for our Chief Executive Officer and Executive Vice President, Operations, given their high involvement in operational matters. To assess the competitiveness of the 2011 compensation paid to our Senior Vice President and General Counsel and our Senior Vice President and Chief Financial Officer, the Committee placed a greater focus on the general industry peer group given the nature of their positions.

The analysis of media/broadcast companies is intended to provide competitive industry data and the analysis of non-broadcast companies is intended to provide general compensation data for executive-level positions at companies of similar size to Fisher and with which we compete for executive talent, particularly in our local market. In addition to the survey data, skills, experience, performance, potential, time in position, and marketability, among other items, are considered in establishing each executive’s compensation.

Risk Considerations.    In developing and reviewing the Company’s executive incentive programs, the Committee analyzes the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. The Committee is currently satisfied that the plan designs are conservative in this respect and that together the compensation components work as a check and balance to ensure executive incentives are fully consistent with shareholder interests.

To achieve this objective, the Company’s overall incentive compensation programs have both a short-term and long-term component. For instance, the objective of the STI Plan for our named executives to maximize current year EBITDA is balanced by the annual vesting terms of our long-term incentive compensation program. The vesting periods, during which the value of any awarded restricted stock units and stock options can increase or decrease, helps to minimize the risk that executives will maximize EBITDA in a manner that would impair the Company’s long-term results. Similarly, the time-based vesting features of our new performance awards discussed below help to properly balance the awards’ incentives to maximize current year broadcast cash flow, free cash flow, and net total revenue. In addition, our use of three separate metrics for the performance awards minimizes the likelihood that executives would unduly focus on only one performance metric, like EBITDA.

Clawback Policy.    As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy. However, the Committee currently intends to adopt such a policy as required by the final rules relating to clawback policies issued pursuant to the Dodd-Frank Act.

Tax Considerations.    We considered the tax ramifications of the change of control agreements entered into with our named executives and, to preserve our tax deduction in connection with the payments payable under the agreement, we provided in the agreements that in the event any payments under the agreements are considered to be a “parachute payment” under Section 280G of the Code, the payments will be reduced so that the payments will not be treated as “parachute payments.”

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain of our executive officers, unless the compensation qualifies as performance-based compensation. We reserve the right to use our judgment to authorize compensation payments that do not qualify for the performance-based exemption if we believe such payments are appropriate and in the best interests of shareholders. We intend that our stock options and performance awards will qualify as performance-based compensation under Section 162(m).

Hedging Transactions.    Company executives, including our named executives, are prohibited by the Company’s Insider Trading Policy from engaging in hedging or monetization transactions intended to lock-in the value of stock holdings, such as zero-cost collars or forward sales contracts.

2011 Executive Compensation

Base Salary.    The Committee reviews base salary levels annually and in connection with promotions, and may adjust those amounts in accordance with its review of the peer data for competitive base salary levels, the named executive’s overall performance, skills and experience, time in position, marketability, and, if applicable, promotions and changes to responsibilities. In addition, the Committee generally reviews customary financial measures, such as overall revenue growth and the Company’s financial position and management of its financial resources. The Committee also considers our Chief Executive Officer’s recommendations of base salary levels for our other named executives.

In consideration of the factors discussed above, the Committee, and for Ms. Brown, the Board of Directors, established the following 2011 base salaries. Each named executive’s salary was generally in line with the 25th percentile of the broadcast industry peer data or the 50th percentile of the general industry data for the executive’s position, as noted above.

	2011 Base Salary	Percentage Increase
Colleen B. Brown	$588,640	4.0%
Hassan N. Natha	230,000	24.1	(1)
Robert I. Dunlop	295,000	6.1
Christopher J. Bellavia	225,000	5.7

(1)	The Committee increased Mr. Natha’s base salary to reflect his promotion to Chief Financial Officer effective at the beginning of the year.

Annual Cash Bonus.    We provide annual cash bonus opportunities for executives pursuant to our STI Plan. For 2011, the STI Plan once again had two components — a Company performance component (80% of the award) and an individual performance component (20% of the award). Named executives may earn up to 200% of the applicable target amount for each component, depending on the level of achievement of the performance goals established for such component. Payouts for the individual performance component for all participants are also subject to an aggregate award pool, as described below.

Company Performance Component

For the Company performance component, payout depends upon the Company’s achievement of a pre-established corporate performance goal, which for 2011 was earnings before interest, taxes, depreciation, and amortization, together with any adjustments approved by the Committee for certain non-recurring items (“EBITDA”). The Committee chose to use EBITDA as the performance measure again in 2011 because the Committee believes EBITDA is one of the most common measures used to value companies in the broadcasting industry and one of the strongest indicators of the Company’s financial and operational performance.

The EBITDA target approved by the Committee under the STI Plan for 2011 was $27.0 million, which represented an over 44% increase compared to the Company’s 2010 STI Plan EBITDA target. Given that the 2011 established target represented a significant increase over the 2010 target, the Committee believed the 2011 EBITDA target was an appropriately challenging target, especially in light of the fact that 2011 was an off-cycle political year.

For 2011, payouts under the STI Plan were earned for achievement of at least 80% of the applicable EBITDA target with maximum payouts made for achievement of 120% of the target. The Committee retained the discretion to approve all final payouts made under the STI Plan. The following table sets forth the matrix used by the Committee to determine bonus payouts pursuant to the Company performance component:

Company Performance (EBITDA) as a % of Target	Company Performance Component Payout as a % of Target	Company Performance (EBITDA) as a % of Target	Company Performance Component Payout as a % of Target
80% or less	0%	101%	105%
81	1	102	110
82	8	103	115
83	10	104	120
84	13	105	125
85	15	106	130
86	18	107	135
87	23	108	140
88	28	109	145
89	33	110	150
90	38	111	155
91	43	112	160
92	48	113	165
93	53	114	170
94	60	115	175
95	68	116	180
96	75	117	185
97	83	118	190
98	90	119	195
99	98	120 or more	200
100	100

Individual Performance Component

The individual performance component is intended to focus and hold executives individually accountable for achievement of the Company’s strategic objectives relevant to their areas of responsibility. The 2011 STI Plan provided that, in the Committee’s discretion, payouts to eligible participants for the individual performance component are made from an award pool (the “Award Pool”) funded by the Company depending upon the level of the EBITDA target achieved by the Company’s performance during the year. The Committee determined that this component provides additional personal accountability and incentives to each executive, while also continuing to reward for superior corporate performance through the overall Company performance measure. Payouts under this component of the STI Plan to participants, including the named executives and participants in the Company’s Broadcast Group Management Short Term Incentive Plan (the “Broadcast Group STI Plan”), were determined by the Committee in its sole discretion based on the participant’s individual performance during the year. The sum of all payouts made to participants in the STI Plan and the Broadcast Group STI Plan for the individual performance component cannot exceed the Award Pool; however, the entire amount of the Award Pool does not have to be paid out to participants. The Award Pool is established as a percentage of the aggregate amount of both plans’ participants’ individual performance target amounts (the “Aggregate Individual Target Amounts”). The funding level for the Award Pool ranges from a minimum of 80% to a maximum of 200% of the Aggregate Individual Target Amounts according to the table below, with interpolation in the event that the Company’s performance falls between the stated percentiles.

Company Performance (EBITDA) as a Percentage of Target	Pool Funding as a Percentage of the Aggregate Individual Target Amounts
< 80%	80%
80%	80%
85%	85%
90%	90%
95%	95%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%

Target Bonus Opportunities

The target bonus opportunity for each named executive under the 2011 STI Plan is set as a percentage of base salary, including any salary adjustments occurring during the year, and for 2011 ranged from 35% to 55% of base salary. In general, those executive officers with more overall responsibility command a larger incentive target percentage to reflect the greater duties, responsibilities and accountability for the Company’s overall results and performance. The Committee established the following target bonus opportunities for our named executives:

Named Executive	Target Bonus Opportunity as a Percentage of Base Salary	Target Company Performance Component	Target Individual Performance Component	Total Target Bonus Opportunity
Colleen B. Brown	55%	$259,002	$64,750	$323,752
Hassan N. Natha	35	64,400	16,100	80,500
Robert I. Dunlop	45	106,200	26,550	132,750
Christopher J. Bellavia	40	72,000	18,000	90,000

For 2011, the Committee increased the target bonus opportunities for Ms. Brown from 50% of base salary to 55% and for Mr. Bellavia from 35% of base salary to 40%, based on competitive data provided by Towers Watson and to recognize Ms. Brown’s and Mr. Bellavia’s continued contributions to the Company. The Committee also increased Mr. Natha’s target bonus opportunity from 25% to 35% of base salary in connection with his promotion to Chief Financial Officer at the beginning of 2011. The target bonus opportunities for each named executive were generally in line with the median of applicable peer data.

Actual Payouts

The Company’s actual 2011 EBITDA for purposes of the STI Plan was $30.6 million, which was 113% of the established target under the 2011 STI Plan. For the calculation of 2011 EBITDA for the purposes of the STI Plan, the following non-recurring items were excluded: the Company’s gain on its sales of real property, including Fisher Plaza; Company expenses incurred in connection with its 2011 annual meeting proxy contest; debt extinguishment costs related to the redemption of the Company’s 8 5/8% senior notes; and the Company’s rent expense and cash flow reduction incurred in connection with the December 2011 Fisher Plaza sale. As a result, each named executive earned a payout for the Company performance component under the STI Plan equal to 165% of the named executive’s target amount for that component, and the Award Pool for the individual performance component was funded at 165% of the Aggregate Individual Target Amounts. Including the special bonuses noted below, 94.3% of the Award Pool was paid out to the participants in the aggregate. The Committee generally limits the individual performance component payout percentage for each participant to a level that is no greater than the percentage achievement for the Company performance component. Accordingly, for 2011, the individual performance component percentage payout for each named executive was limited by the Committee to 165% of such named executive’s target amount. Payouts for the Company performance component are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 37, and payouts for the individual performance component are reflected in the Bonus column of the Summary Compensation Table.

From the Award Pool, the Committee, and for Ms. Brown the Board of Directors, awarded each named executive a payout for the STI Plan individual performance component after reviewing the named executive’s performance with respect to leadership competencies and individual competencies customized to such executive’s position and duties. The Committee considers Ms. Brown’s award recommendations and her evaluation of each other executive officer because of her first-hand knowledge of such officer’s performance and contributions. In addition to Ms. Brown’s evaluations, the individual competencies reviewed by the Committee included company-wide quantitative and qualitative financial, operational and strategic measures, and any other information deemed relevant by the Committee. Among the most important factors considered were the following:

• Audience and market share	• Demonstration of Company values
• Developing Media growth	• Expense management
• Operations excellence	• Management of significant projects
• Balance sheet management	• Strategic guidance
• Leadership	• External communications
• Financial measures, including revenue, cash flow, and earnings

The following chart highlights the specific achievements considered for each named executive:

Named Executive	Payout Percentage	Individual Performance Considered by the Committee
Colleen B. Brown	150%	Provided key strategic, organizational and resilient leadership; improved the Company’s operations resulting in growth in total audience, market share and developing media; optimized the Company’s financial performance and flexibility resulting in strong results against plan and increased shareholder returns; raised the Company’s profile by performing a leadership role within the broadcasting industry and local community; and effectively guided the Company on strategic matters including the annual meeting proxy contest, sale of Fisher Plaza and retirement of all of the Company’s outstanding long-term debt.

Hassan N. Natha	122	Demonstrated a high standard of excellence in driving effective execution and results in finance and accounting matters; maintained a strong focus on the management of operating expenses and the Company’s balance sheet; created improvements and efficiencies in the Company’s financial processes, tax functions, and external communications; assisted with corporate development on the Company’s sale of Fisher Plaza and related matters and the retirement of all of the Company’s outstanding long-term debt to provide financial flexibility.

Robert I. Dunlop	151	Delivered strong operational leadership to assist the Company’s television stations and websites in increasing their audience over the course of the year; led operations to growth in total audience and developing media, increased market share, strong revenue and cash-flow performance, and a reduction in operating expenses during 2011; and played a key role in the negotiation of the Company’s sale of Fisher Plaza and two significant long-form network affiliation agreements.

Christopher J. Bellavia	153	Provided a high standard of excellence in providing legal and strategic advice to the Company and Board of Directors; provided key and resilient leadership on the Company’s annual meeting proxy contest, sale of Fisher Plaza, and corporate communications matters; provided leadership and counsel on the Company’s renewal of significant Company contracts, including two long-form network affiliation agreements; and effectively managed the Company’s non-extraordinary third party legal expenses to drive greater expense savings.

The following table reflects the 2011 payouts to the named executives for both components of the STI Plan:

Named Executive	Individual Performance Component Payout	Company Performance Component Payout	Total 2011 STI Plan Payout
Colleen B. Brown	$97,126	$427,353	$524,479
Hassan N. Natha	19,642	106,260	125,902
Robert I. Dunlop	40,091	175,230	215,321
Christopher J. Bellavia	27,540	118,800	146,340

Special Bonuses.    In February 2012, the Committee also approved a $25,000 special bonus to each of Ms. Brown, Mr. Dunlop and Mr. Bellavia in recognition of the extraordinary work performed by each executive on the Company’s sale and leaseback of Fisher Plaza in 2011 and Ms. Brown’s and Mr. Bellavia’s work in connection with the 2011 Annual Meeting proxy contest.

Long-Term Incentive Compensation.    Long-term incentives in the form of stock options, restricted stock units and, for 2012, performance awards, are made from the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Plan”). Stock options have a ten-year term and exercise prices equal to the reported closing market price per share of our common stock on the date of grant. Stock options and restricted stock unit awards granted since the beginning of 2009 vest in four equal annual installments beginning on the first anniversary of the grant date. Based on our current practice, long-term incentive awards are made on an individual basis and are generally approved early in the year following the year to which they relate (e.g., awards for 2011 performance were made in March 2012) to coincide with other executive compensation decisions. For new executives, grants of stock options and restricted stock units are typically made at the time of hire. We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our named executives’ compensation. The Committee approves all grants of stock options and restricted stock units made to our named executives.

Beginning with the awards made in March 2012, the Committee modified the timing with respect to the portion of the awards made to our named executives in the form of our new performance awards discussed below. As a result, 20% of the awards made to each named executive in March 2012 was in the form of a stock option and 30% was in the form of restricted stock units. The remaining 50% was in the form of a performance award with a payout based on the Company’s 2012 performance.

For the long-term incentive awards made in March 2012 for 2011 performance, the Committee again reviewed the Towers Watson Report as a guide in establishing target award values. The Towers Watson Report focused on data averaged over the most recent three-year period, since long-term incentive data can vary considerably from year-to-year because of the small data samples (proxy peer companies and media survey companies of similar size). For all but our Executive Vice President, Operations, general industry information was also provided to give a broader view of market practice. Guided by market data and generally targeting the 50th percentile of competitive market values for each position, Towers Watson provided an estimated long-term incentive competitive value for each named executive, of which 50% was allocated to stock options and restricted stock units (together the “RSU/Option Awards”) and 50% was allocated to performance awards. For the 50% allocated to RSU/Option Awards, the Committee also considered the Company’s overall 2011 financial performance as measured by its EBITDA, which was 113% of the STI Plan target, as noted above. Accordingly, the value of the RSU/Option Awards made to each named executive was targeted at 113% of competitive market value for the executive’s position. In determining individual award amounts, the Committee further aimed to stay within 80% and 120% of the applicable competitive market value for each named executive’s position. After establishing the value allocated to the RSU/Option Awards for each named executive, 40% of the award was allocated to stock options and 60% was allocated to restricted stock units (20% and 30% of the total value of the 2012 long-term incentive awards, respectively). The RSU/Option Awards vest in four equal annual installments beginning on the first anniversary of the date of grant, assuming continued employment of the named executive.

The remaining 50% of the long-term incentive award made in March 2012 was in the form of a performance award, pursuant to which each named executive will be eligible to earn time-based restricted stock units after the end of 2012 based on the Company’s performance over the course of the year with respect to the following three financial metrics established for the awards: broadcast cash flow, net total revenue, and free cash flow, with broadcast cash flow weighted at 50% and net total revenue and free cash flow each weighted at 25%. Depending on the Company’s performance with respect to the established target for each metric, named executives may earn from 0% to 120% of targeted amounts, with nothing earned unless 80% or more achievement is obtained for at least one metric. All payouts after the completion of 2012 will be in the form of restricted stock units, with 25%

of the units immediately vested in March 2013 and the remaining units vesting in equal annual installments over the next three years. The Committee added performance metrics to 50% of the named executives’ long-term incentive awards to increase the proportion of executive compensation that is performance-based and at-risk thereby further aligning executive interests with those of our shareholders.

In 2011, we provided long-term incentives to our named executives in the form of stock options and restricted stock units to reward the named executives for their 2010 performance, as discussed in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders. For 2011 performance, the Committee granted long-term equity incentive awards on March 13, 2012 to our named executives in the following amounts:

	2012 Awards for 2011 Performance
	Stock Options (#)	Restricted Stock Units (#)	Total Grant Date Value ($)(1)
Colleen B. Brown	5,231	4,459	226,000
Hassan N. Natha	1,700	1,449	73,450
Robert I. Dunlop	2,943	2,508	127,125
Christopher J. Bellavia	1,700	1,449	73,450

(1)	Because of the Committee’s introduction of performance awards to the Company’s long-term incentive compensation, 2012 is a transition year from a timing perspective as noted above. As a result, on March 13, 2012, the named executives also received a performance award with the following values: Ms. Brown: $200,000, Mr. Natha: $65,000, Mr. Dunlop: $112,500 and Mr. Bellavia: $65,000. The performance awards will be reported and discussed in the Company’s proxy statement for its 2013 Annual Meeting since the awards relate to 2012 performance.

Change of Control.    We have entered into “double-trigger” change of control agreements with each of the named executives, which entitle the named executives to certain payments in the event that there is a change of control of the Company followed by a termination of the named executive’s employment under certain circumstances, as described in more detail under “Potential Payments Upon Termination of Employment or Change of Control” on page 42. The Company entered into the change of control agreements in light of the Company’s relatively lean management structure, lack of severance or employment agreements with its executives, and general consolidation trends in the broadcasting industry. In evaluating the need for the agreements, the Committee worked with Towers Watson on a review of industry and peer-company standards. Towers Watson also advised the Committee in its deliberations concerning the appropriate structure and terms for executive management change of control benefits. As a result of its review, the Committee concluded that appropriate change of control arrangements were common and are an important tool for attracting and retaining executive talent.

The change of control agreements were approved by both the Committee and the Board of Directors to provide key Company executives with a strong incentive to remain with the Company and to reduce the level of uncertainty and distraction that is likely to result from an actual or potential change of control of the Company. The Committee believes the amounts payable to the named executives under the agreements are in line with conservative best practice and consistent with industry standards.

In addition, as described under “Potential Payments upon Termination of Employment or Change of Control” on page 43, stock options and restricted stock units (including any outstanding restricted stock units that are earned under a performance award) granted under the 2008 Equity Plan will accelerate and become fully vested immediately prior to a change of control of the Company, unless the awards are converted, assumed or replaced by the successor company in such transaction, or unless the Committee determines otherwise at the time of such transaction. The effect of a change of control on outstanding performance awards prior to the granting of earned restricted stock units will be determined by the Committee in its sole discretion. These provisions are designed to provide maximum flexibility for the Company in the event of a merger or similar transaction by allowing the Company to structure a transaction in a manner that is most attractive to a potential acquiring company, while at the same time being fair to and facilitating the retention of critical employees during a transaction and motivating management to obtain the best price for our Company, thereby aligning their interests with the interests of our shareholders.

The Company does not provide executives with a tax gross-up to cover personal income taxes that may apply to any of these change of control benefits.

Severance.    We do not have a severance policy or plan applicable to our named executives, but may enter into severance arrangements with our executives, including our named executives, on a case-by-case basis. As described under “Potential Payments upon Termination of Employment or Change of Control” on page 43, the Amended and Restated Fisher Communications Incentive Plan of 2001 (the “2001 Plan”) provides that stock options and restricted stock rights accelerate and become fully vested upon termination of employment due to death or disability and stock options accelerate and become fully vested upon termination of employment due to retirement after age 65. These benefits were included in the 2001 Plan to provide all plan participants with additional death, disability and retirement benefits that were comparable to peer practices when the 2001 Plan was adopted. The Company’s 2008 Equity Plan, pursuant to which it makes current awards, does not provide for these benefits.

Other Compensation.    Our named executives are eligible to participate in the Company’s 401(k) Retirement Plan. During 2011 the Company provided discretionary matching contributions to employees in amounts equal to 50% of the employee’s contributions to the 401(k) plan that do not exceed 4% of the employee’s income, subject to statutory limitations imposed by the Code. The Company’s matching contributions are available to all plan participants, including our named executives. Named executives are also eligible to participate in standard Company benefit plans available to all employees, including medical, dental, vision insurance, short and long-term disability coverage, vacation and sick leave and life and accident insurance. We provide no pension or deferred compensation benefits for our named executives. In 2011, the Company also provided named executives with additional long-term disability insurance coverage intended to supplement the automatic coverage provided to all Company participants. This benefit is discussed in greater detail under “Potential Payments upon Termination of Employment or Change of Control” on page 44.

Stock Ownership Guidelines

In March 2012, the Committee and Board of Directors approved new stock ownership guidelines for directors and executive officers to encourage long-term investment in the Company. Under the new guidelines, the Chief Executive Officer must own shares of our common stock equal in value to four-times (4x) her annual base salary in effect as of the measurement date and all other executive officers must own shares of our common stock equal in value to two-times (2x) their annual base salary in effect as of the measurement date. For executive officers as of the date the guidelines were adopted, the measurement date is January 1, 2012. For persons becoming executive officers after the guidelines were adopted, the measurement date is the date they are deemed to be executive officers. Shares that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members residing in the same household, and (b) unvested restricted stock units, including outstanding restricted stock units earned under a performance award. Executive officers as of the date the guidelines were adopted are expected to meet the guidelines by December 31, 2017. Persons becoming executive officers after the guidelines were adopted will have five years to come into compliance. Executive officers must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. Subject to amendment or modification of the guidelines, once the guidelines have been met by an individual, there is no requirement for that individual to acquire additional shares of our common stock. The Board retains the discretion to waive compliance with the guidelines in the event of a named executive’s significant hardship or to enable compliance with a court order.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Brian P. McAndrews, Chair

Paul A. Bible*

Matthew Goldfarb

*	Member of the Compensation Committee until March 14, 2012

SUMMARY COMPENSATION TABLE

The following information is provided regarding the compensation earned during the three most recent calendar years, as applicable, by our Chief Executive Officer, our Chief Financial Officer, and our two remaining executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Colleen B. Brown	2011	588,640	122,126	405,328	94,446	427,353	123	1,638,016
President and Chief	2010	566,000	84,900	390,348	86,421	452,800	4,581	1,585,050
Executive Officer	2009	491,400	49,140	228,200	49,638	—	—	818,378

Hassan N. Natha(5)	2011	230,000	19,642	66,326	15,455	106,260	4,969	442,652
Senior Vice President,
Chief Financial Officer and	2010	185,400	10,475	65,058	14,403	74,160	—	349,496
Principal Accounting Officer	2009	180,000	9,000	14,263	2,482	—	—	205,745

Robert I. Dunlop	2011	295,000	65,091	227,905	53,104	175,230	4,900	821,230
Executive Vice President,	2010	278,000	37,530	168,067	37,209	200,160	—	720,966
Operations	2009	241,560	29,350	93,725	16,546	—	—	381,181

Christopher J. Bellavia	2011	225,000	52,540	131,732	30,695	118,800	4,969	563,736
Senior Vice President,	2010	212,790	22,343	151,802	33,608	119,162	—	539,705
General Counsel	2009	191,849	16,048	14,263	2,482	—	—	224,642
and Corporate Secretary

(1)	Amounts for 2011 in this column represent payouts under the individual performance component of our Management Short-Term Incentive Plan, as discussed under “Compensation Discussion and Analysis” on page 31. The amounts included for Ms. Brown and Messrs. Dunlop and Bellavia also include a $25,000 discretionary bonus awarded by the Compensation Committee, as discussed in the “Compensation Discussion and Analysis” on page 33.

(2)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of the awards granted by the Company computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). For this purpose, the grant date fair value of each restricted stock unit award granted in 2011 and reflected in this column was $26.32 per share, which was equal to the reported per share closing price of the Company’s common stock on the date of grant. The 2011 awards in this column vest in four equal annual installments from the first anniversary of the grant date.

(3)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of the awards granted by the Company computed in accordance with FASB Topic 718. The options granted in 2011 were granted with an exercise price of $26.32 per share, the reported closing market price of our common stock on the grant date. To calculate grant date fair value, the Company used the Black-Scholes valuation model with the following inputs for 2011: expected volatility: 59.37%, risk-free interest rate: 2.11%, expected life: 5.55 years, and expected dividend yield: 0%. The resulting 2011 Black-Scholes grant date fair value was $14.31 per share. The 2011 awards in this column vest in four equal annual installments from the first anniversary of the grant date.

(4)	Amounts for 2011 in this column represent cash payouts under the Company performance component of our Management Short-Term Incentive Plan, as discussed under “Compensation Discussion and Analysis” on page 31.

(5)	Mr. Natha became Chief Financial Officer on January 1, 2011.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information for each of our executive officers listed in the Summary Compensation Table with respect to potential non-equity incentive plan payouts under the Fisher Communications Management Short-Term Incentive Plan, and stock option and restricted stock units granted under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) in March 2011 for 2010 performance.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Colleen B. Brown	03/01/2011				15,400		—	$405,328
	03/01/2011					6,600	$26.32	$94,446
		2,590	259,002	518,004			—	—
Hassan N. Natha	03/01/2011				2,520			$66,326
	03/01/2011					1,080	$26.32	$15,455
		644	64,400	128,800			—	—
Robert I. Dunlop	03/01/2011				8,659		—	$227,905
	03/01/2011					3,711	$26.32	$53,104
		1,062	106,200	212,400			—	—
Christopher J. Bellavia	03/01/2011				5,005		—	$131,732
	03/01/2011					2,145	$26.32	$30,695
		720	72,000	144,000			—	—

(1)	Represents the potential payouts under the Company performance component of the Management Short-Term Incentive Plan and excludes the potential payouts under the individual performance component, which was discretionary. Actual payouts are provided in the “Summary Compensation Table” and discussed in the “Compensation Discussion and Analysis.”

Employment Offer Letters

We do not have employment agreements with any of our executive officers, but we do have offer letters for each executive which established the salary, option grants and stock awards for the year in which they were hired. Executive officers are evaluated on an individual basis each year thereafter and salary adjustments and grants of additional stock options and stock awards are made accordingly.

Equity Awards

The annual restricted stock units and stock options granted to our named executives on March 1, 2011 were granted under the 2008 Plan. The awards reported in the table above vest in four equal annual installments from the date of grant. Each stock option awarded has an exercise price equal to the reported closing price of our common stock on the grant date.

Management Short-Term Incentive Plan

Non-equity incentive plan awards to our named executives were made pursuant to the terms of the Management Short-Term Incentive Plan, which is described beginning on page 28 of this Proxy Statement. Payouts under this plan are in the form of cash bonuses. Eighty percent (80%) of the payouts are non-equity incentive plan awards subject to the achievement of a pre-established Company performance goal. Twenty percent (20%) of the payouts are discretionary awards subject to our Compensation Committee’s determination as to the named executive’s individual performance during the year. Payouts of the discretionary awards are reflected in the Bonus column in our Summary Compensation Table above.

Fixed Compensation in Proportion to Total Compensation

Fixed compensation in proportion to total compensation paid to our named executives for 2011 service ranged from 51.7% to 59.9%. As discussed in the Compensation Discussion and Analysis on page 33, in March 2012 the Company began granting performance awards for 50% of the named executive’s long-term incentive award. Because performance awards do not relate to the prior year, and thus the performance awards made in March 2012 do not relate to 2011 service, each named executive’s variable compensation percentage for 2011 was lower than it otherwise would have been had the Company not introduced performance awards.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes certain information with respect to outstanding option awards and unvested restricted stock rights/units held by each of the executive officers listed in our Summary Compensation Table, as of December 31, 2011.

	Option Awards(1)					Stock Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
		Exercisable	Unexercisable
Colleen B. Brown(2)	10/10/2005	15,000	—	45.94	10/10/2015	—	—
	12/04/2006	10,000	—	45.19	12/04/2016	—	—
	03/08/2007	8,000	2,000	45.90	03/08/2017	—	—
	03/12/2008	18,000	12,000	30.09	03/12/2018	—	—
	03/11/2009	7,500	7,500	8.15	03/11/2019	—	—
	03/09/2010	2,700	8,100	15.49	03/09/2020	—	—
	03/01/2011	—	6,600	26.32	03/01/2021	—	—
		—	—	—	—	51,891	1,496,018
Hassan N. Natha(3)	12/09/2008	1,200	800	22.59	12/09/2018	—	—
	03/11/2009	376	374	8.15	03/11/2019	—	—
	03/09/2010	450	1,350	15.49	03/09/2020	—	—
	03/01/2011	—	1,080	26.32	03/01/2021	—	—
		—	—	—	—	6,744	194,430
Robert I. Dunlop(4)	02/13/2002	5,000	—	36.86	02/13/2012	—	—
	04/24/2003	5,000	—	46.88	04/24/2013	—	—
	02/11/2004	2,500	—	51.50	02/11/2014	—	—
	03/07/2005	3,500	—	51.41	03/07/2015	—	—
	03/07/2006	2,800	—	42.70	03/07/2016	—	—
	12/04/2006	3,000	—	45.19	12/04/2016	—	—
	03/12/2008	4,350	2,900	30.09	03/12/2018	—	—
	07/29/2008	3,561	2,374	35.90	07/29/2018	—	—
	03/11/2009	2,500	2,500	8.15	03/11/2019	—	—
	03/09/2010	1,163	3,487	15.49	03/09/2020	—	—
	03/01/2011	—	3,711	26.32	03/01/2021	—	—
		—				23,798	686,096
Christopher J. Bellavia(5)	11/03/2008	1,200	800	36.63	11/03/2018	—	—
	03/11/2009	376	374	8.15	03/11/2019	—	—
	03/09/2010	1,050	3,150	15.49	03/09/2020	—	—
	03/01/2011	—	2,145	26.32	03/01/2021	—	—
		—	—	—	—	13,429	387,158

(1)	The stock option awards and restricted stock rights/units reported in this table granted before January 1, 2009 vest in five equal annual installments beginning on the first anniversary of the date of grant. The stock option awards and restricted stock units reported in this table granted after January 1, 2009 vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	As of December 31, 2011, Ms. Brown held the following restricted stock rights/units:
•	400 restricted stock rights granted on March 8, 2007. 400 rights vest on March 8, 2012. Does not include 400 rights that vested on each of March 8, 2008, 2009, 2010 and 2011.
•

3,191 restricted stock rights granted on March 12, 2008. 1,595 rights vest on March 12, 2012. 1,596 rights vest on March 12, 2013. Does not include 1,595 rights that vested on each of March 12, 2009, 2010 and 2011.

•	14,000 restricted stock units granted on March 11, 2009. 7,000 units vest on each of March 11, 2012 and 2013. Does not include 7,000 units that vested on March 11, 2010 and 2011.

•	18,900 restricted stock units granted on March 9, 2010. 6,300 units vest on each of March 9, 2012, 2013 and 2014. Does not include 6,300 units that vested on March 9, 2011.
•	15,400 restricted stock units granted on March 1, 2011. 3,850 units vest on each of March 1, 2012, 2013, 2014 and 2015.

(3)	As of December 31, 2011, Mr. Natha held the following restricted stock units:
•	200 restricted stock units granted on December 9, 2008. 100 units vest on each of November 17, 2012 and 2013. Does not include 100 units that vested on each of November 17, 2009, 2010 and 2011.
•	874 restricted stock units granted on March 11, 2009. 437 units vest on each of March 11, 2012 and 2013. Does not include 438 units that vested on each of March 11, 2010 and 2011.
•	3,150 restricted stock units granted on March 9, 2010. 1,050 units vest on each of March 9, 2012, 2013 and 2014. Does not include 1,050 units that vested on March 9, 2011.
•	2,520 restricted stock units granted on March 1, 2011. 630 units vest on each of March 1, 2012, 2013, 2014 and 2015.

(4)	As of December 31, 2011, Mr. Dunlop held the following restricted stock rights/units:
•

773 restricted stock rights granted on March 12, 2008. 385 rights vest on March 12, 2012. 388 rights vest on March 12, 2013. Does not include 385 rights that vested on each of March 12, 2009, 2010 and 2011.

•	479 restricted stock units granted on July 29, 2008. 240 units vest on July 29, 2012. 239 units vest on July 29, 2013. Does not include 240 units that vested on each of July 29, 2009, 2010 and 2011.
•	5,750 restricted stock units granted on March 11, 2009. 2,875 units vest on each of March 11, 2012 and 2013. Does not include 2,875 units that vested on each of March 11, 2010 and 2011.
•	8,137 restricted stock units granted on March 9, 2010. 2,713 units vest on March 9, 2012. 2,712 units vest on each of March 9, 2013 and 2014. Does not include 2,713 units that vested on March 9, 2011.
•	8,659 restricted stock units granted on March 1, 2011. 2,165 units vest on each of March 1, 2012, 2013 and 2014. 2,164 units vest on March 1, 2015.

(5)	As of December 31, 2011, Mr. Bellavia held the following restricted stock units:
•	200 restricted stock units granted on November 3, 2008. 100 units vest on each of November 3, 2012 and 2013. Does not include 100 units that vested on each of November 3, 2009, 2010 and 2011.
•	874 restricted stock units granted on March 11, 2009. 437 units vest on each of March 11, 2012 and 2013. Does not include 438 units that vested on each of March 11, 2010 and 2011.
•	7,350 restricted stock units granted on March 9, 2010. 2,450 units vest on each of March 9, 2012, 2013 and 2014. Does not include 2,450 units that vested on March 9, 2011.
•	5,005 restricted stock units granted on March 1, 2011. 1,252 units vest on March 1, 2012. 1,251 units vest on each of March 1, 2013, 2014 and 2015.

(6)	The values in this column were calculated by multiplying the number of shares by $28.83, which was the reported closing price of our common stock on December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes certain information for each of the executive officers listed in our Summary Compensation Table with respect to stock option exercises and restricted stock rights/units that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Colleen B. Brown	—	—	15,695	414,296
Hassan N. Natha	—	—	1,588	42,322
Robert I. Dunlop	—	—	6,553	173,957
Christopher J. Bellavia	—	—	2,988	80,584

(1)	The value realized is based on the closing price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Change of Control Agreements.    We have entered into change of control agreements with certain key executives, including each of our named executives (collectively the “Agreements”). The form for each of the Agreements is generally consistent. The Agreements have a “double-trigger,” which means that they only provide for payments to each executive if there is a change of control of the Company followed by a termination of the executive’s employment under certain circumstances, as more fully described below. Each Agreement provides for the continuing employment of the executive for 18 months after a change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are payable only if the executive’s employment is terminated by the Company or its acquirer without cause or if the executive terminates his or her own employment for good reason during the 18-month period after a change of control.

In the event of a qualifying termination:

•	Ms. Brown would be entitled to a lump sum severance payment equal to two (2) times her then current annual salary, plus an amount equal to her then current target cash bonus; and

•	Each of the other named executives would be entitled to a lump sum severance payment equal to one (1) times his then current annual salary, plus an amount equal to his then current target cash bonus.

As defined in the Agreement, the following terms have the following meanings:

“Change of control” generally means the occurrence of any of the following events:

•

A change in the composition of the Board of Directors such that the incumbent Board members cease to constitute at least a majority of the Board of Directors (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent Board). For this purpose, directors who join the Board in connection with an actual or threatened proxy contest shall not be considered part of the incumbent Board.

•

The acquisition by any individual, entity or group of 35% or more (if not approved by the Board of Directors) or 40% or more (if approved by the Board of Directors) of the Company’s outstanding common stock or the combined voting power of the Company’s outstanding voting securities, with certain exclusions.

•

Completion of a reorganization, merger or consolidation approved by the Company’s shareholders unless immediately following such transaction (i) the Company’s shareholders own more than 60% of the common stock of the surviving corporation; (ii) no person or entity owns 33% or more of the surviving corporation’s common stock (with certain exceptions); and (iii) the transaction does not result in a change of a majority of the Company’s Board of Directors.

•

A complete liquidation or dissolution of the Company or sale or disposition of all or substantially all of the Company’s assets other than to a corporation with respect to which immediately following such sale or disposition each of the following applies: (i) the Company’s shareholders own more than 60% of the common stock of the surviving corporation; (ii) no person or entity owns 33% or more of the surviving corporation’s common stock (with certain exceptions); and (iii) the transaction does not result in a change of a majority of the Company’s Board of Directors.

“Cause” generally means the occurrence of one or more of the following events:

•	The executive’s clear refusal to carry out his or her material lawful duties or directions that are reasonably consistent with the general duties of his or her position.

•

The executive’s persistent failure to carry out his or her lawful duties or directions that are reasonably consistent with the general duties of his or her position after reasonable notice and opportunity to correct such failure.

•	Violation by the executive of a state or federal criminal law involving a crime against the Company or other criminal act involving moral turpitude.

•

The executive’s current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive involving the Company; or any incident materially compromising the executive’s professional reputation or ability to represent the Company.

•	Any other material violation of the terms of the Agreement that is not cured by the executive within the required time periods.

“Good reason” generally means the occurrence of one or more of the following events:

•	A material diminution in the executive’s authority, duties or responsibilities.

•	A material reduction in the executive’s annual base salary.

•	A relocation of the executive’s principal place of employment beyond 50 miles.

•	Any other material breach of the Agreement by the Company.

The Agreements do not contain a “parachute” excise tax gross-up provision. Rather, each Agreement provides that if it is determined that certain of an executive’s payments or benefits will be subject to any “parachute” excise tax pursuant to Section 4999 of the Code, or any similar or successor provision, certain of the executive’s payments or benefits will be reduced by the Company to the extent necessary to prevent any such payments or benefits from being an “excess parachute payment” (within the meaning of Section 280G of the Code). To receive any payments under the Agreements, executives must execute a general release and waiver of any and all claims against the Company.

Pursuant to the terms of the Agreements, if the employment of each named executive had terminated for qualifying purposes in connection with a change in control on December 30, 2011, the last business day of 2011, our named executives would have received the lump-sum payments indicated in the Estimated Potential Cash Payments and Value of Acceleration Under Equity Compensation Plans table below. The actual amount payable to each named executive under his or her Agreement can only be determined at the time of an actual termination.

Management Short-Term Incentive Plan.    Under the terms of the Management Short-Term Incentive Plan, in the case of a termination of employment during a plan year, the bonus payment will be prorated for the number of months of the year completed prior to termination and will be based on the actual level of corporate performance and individual performance achieved during the performance period, and as approved by the Compensation Committee. Accordingly, assuming termination of employment on December 30, 2011, the participants in this plan would not have been entitled to any incremental payments as a result of termination that would not already have been earned.

Equity Compensation Plans.    Under the terms of the Company’s Incentive Plan of 2001 (the “2001 Plan”), in the event of a reorganization, merger or consolidation with one or more corporations, the vesting of awards does not automatically accelerate; however, the Board of Directors may, in its sole discretion, provide a 30 day period immediately prior to such event during which optionees will have the right to exercise stock options in whole or in part without any limitations on exercisability. Under the terms of the 2008 Plan, in the event of a change in control of the Company, all outstanding stock options and restricted stock units will accelerate and become fully vested immediately prior to the change in control, unless (i) the change in control is a company transaction and the awards are converted, assumed or replaced by the successor company in such transaction; or (ii) the Company’s Compensation Committee determines otherwise at the time of such transaction. In addition, stock options and restricted stock rights granted under the 2001 Plan accelerate upon termination of employment due to death or disability and stock options accelerate upon termination of employment due to retirement after age 65.

For purposes of the 2008 Plan, the following terms have the following meanings:

“Change in control” generally means the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 40% or more of either (a) the then outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or an affiliate, an acquisition pursuant to a transaction with certain related parties, or any acquisition approved by the Board of Directors);

•

a change in the composition of the Board of Directors during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board of Directors (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent Board); or

•	consummation of a company transaction.

“Company transaction” generally means the consummation of any of the following, excluding transactions with certain related parties:

•	a merger or consolidation of the Company with or into any other company;

•

a statutory share exchange in which the Company’s outstanding shares are acquired, or a sale in a transaction or series of transactions undertaken with a common purpose of at least a majority of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in a transaction or series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Key-Management Long-Term Disability Plan.    The Company pays the premiums for supplemental long-term disability insurance for our named executives (the “Supplemental Disability Plan”). The standard disability benefit offered by the Company to all employees provides long-term disability insurance benefits equal to 66.7% of the employee’s salary, and the benefit is capped at a maximum payment of $15,000 per month. The Supplemental Disability Plan supplements the amount of the standard benefit available to the named executives in the event of a termination due to a disability and brings the total benefits available under both plans closer to 75% of salary. Thus, for a termination of employment due to a disability on December 31, 2011, the named executives would have been eligible for monthly disability benefits pursuant to the Supplemental Disability Plan in the following amounts: Ms. Brown: $5,000, Mr. Natha: $1,250, Mr. Dunlop: $1,631, and Mr. Bellavia: $1,423. For a termination of employment on December 31, 2011 due to a catastrophic disability (for example, a loss of ability to perform two or more essential daily functions), the named executives would have been eligible for additional monthly disability benefits in the following amounts: Ms. Brown: $8,000, Mr. Natha: $3,749, Mr. Dunlop: $4,894, and Mr. Bellavia: $4,269. In either instance, a named executive is not entitled to any benefits under the Supplemental Disability Plan until such time as the Company’s short term disability benefit (available to all employees) is exhausted.

Estimated Potential Cash Payments and Value of Acceleration Under Equity Compensation Plans

The table below reflects (a) the lump sum cash payable to, and (b) the value of accelerated stock options and restricted stock rights/units, as applicable, for each executive officer listed in our Summary Compensation Table in the event of a termination on December 30, 2011 due to (i) death or disability (none of the executives were retirement eligible); (ii) a qualifying change of control effective as of December 30, 2011 without employment termination; or (iii) a qualifying termination within 18-months after a qualifying change of control. The information in the table is based on the closing price of our common stock on December 30, 2011 ($28.83 per share). The table does not include (1) benefits generally available to all employees or payments and benefits that the executive officers would have already earned during their employment with us whether or not a termination or change of control event had occurred; or (2) potential amounts payable under the Supplemental Disability Plan described above. The amounts in the table are only estimates, assuming the triggering event occurred on December 30, 2011. Actual value to be received by the executives can only be determined at the time of termination or at the time of a transaction, as applicable.

Name	Upon Death or Disability ($)(1)	Upon Change in Control without Qualifying Termination ($)(2)	Upon Qualifying Termination within 18 months after Change in Control ($)
Colleen B. Brown
Cash	—	—	1,501,032
Stock Options	—	279,720	—
Restricted Stock Rights/Units	103,529	1,392,489	—

Total	103,529	1,672,209	1,501,032
Hassan N. Natha
Cash	—	—	310,500
Stock Options	—	33,446	—
Restricted Stock Units	—	194,430	—

Total	—	227,876	310,500
Robert I. Dunlop
Cash	—	—	427,750
Stock Options	—	107,531	—
Restricted Stock Rights/Units	22,286	663,811	—

Total	22,286	771,342	427,750
Christopher J. Bellavia
Cash	—	—	315,000
Stock Options	—	55,139	—
Restricted Stock Units	—	387,158	—

Total	—	442,297	315,000

(1)	Only awards under the 2001 Plan accelerate upon termination due to death or disability. No value is reflected for accelerated stock options because the exercise prices of all unvested stock options awarded under the 2001 Plan are greater than the closing price of our common stock on December 30, 2011.

(2)	Assumes that the equity awards are not converted, assumed, or replaced by the successor company.

2011 NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our non-employee directors received the following standard compensation in 2011:

•	a $30,000 annual retainer;

•	$1,000 for each Board of Directors’ meeting attended; and

•	$1,000 for each committee meeting attended.

Our non-executive Chairman of the Board received a total annual retainer of $65,000, which will be increased to $80,000 as of the 2012 Annual Meeting (and prorated for 2012). In addition, the Chairs of the Audit, Nominating and Corporate Governance and Compensation Committees received additional annual retainers in the amounts of $10,000, $5,000 and $7,500, respectively. Directors are also reimbursed for reasonable travel expenses incurred in connection with Company business. Non-employee directors were permitted to elect to receive all or any portion of their annual retainer, committee Chair retainer(s), Board of Directors meeting fees and committee meeting fees in the form of a fully vested stock award or in cash.

Beginning in 2011, annually on the day after the Company’s Annual Meeting of Shareholders, every non-employee director receives a restricted stock unit (“RSU”) grant with a value of $20,000 based on the reported closing stock price on the date of the grant. Non-employee directors that join the Board of Directors on a date other than the date of an Annual Meeting of Shareholders receive a prorated RSU grant. The RSUs vest in full on the earliest of: (i) the first anniversary of the grant date; (ii) the day prior to the Company’s next Annual Meeting of Shareholders; or (iii) a change in control of the Company, in each case assuming the director’s continued service on the Board during such period. The RSUs are forfeited back to the Company in the event of a director’s termination of service prior to vesting. On January 3, 2011, each non-employee director then serving also received an RSU grant with a value of $6,589, based on the reported closing stock price on the date of grant, for service during the period from January 1, 2011 until the date of the 2011 Annual Meeting (May 11, 2011). The January 3, 2011 award vested on May 10, 2011. Beginning with the grant on the day after the 2012 Annual Meeting, the value of the RSU grant will be $45,000.

The following table provides compensation information for 2011 for each non-employee member of our Board of Directors. Ms. Brown did not receive any additional compensation for her service as a Company director.

Name	Fees Earned or Paid in Cash ($)(9)	Stock Awards ($)(10)	Total ($)
Paul A. Bible	28,038	80,774	108,812
Anthony B. Cassara(1)	16,456	19,992	36,448
Matthew Goldfarb(2)	26,544	19,593	46,137
Donald G. Graham, III	13,053	65,528	78,581
Richard L. Hawley	70,000	26,581	96,581
David A. Lorber(3)	34,064	41,517	75,581
Brian P. McAndrews	54,500	26,581	81,081
Roger L. Ogden(4)	16,044	19,593	35,637
Joseph J. Troy(5)	9,309	38,828	48,137
George F. Warren, Jr.(6)	26	23,020	23,046
William W. Warren, Jr.(7)	19,047	27,991	47,038
Michael D. Wortsman(8)	36,821	26,581	63,402

(1)	Mr. Cassara served on the Board until May 19, 2011.

(2)	Mr. Goldfarb joined the Board on May 19, 2011.

(3)	Mr. Lorber served on the Board until March 19, 2012.

(4)	Mr. Ogden served on the Board from May 19, 2011 to October 7, 2011.

(5)	Mr. Troy joined the Board on May 19, 2011.

(6)	Mr. G. Warren served on the Board until May 11, 2011.

(7)	Mr. W. Warren served on the Board until May 19, 2011.

(8)	Mr. Wortsman served on the Board until May 19, 2011.

(9)	The amounts reported in this column represent the annual retainer and meeting fees paid for service during 2011 to those of our directors who elected to receive such fees in the form of cash.

(10)	The amounts reported in this column represent the grant date fair value of the awards computed in accordance with FASB Topic 718, and include the following numbers of unvested RSUs as of December 31, 2011: Mr. Bible: 692; Mr. Goldfarb: 733; Mr. Graham, III: 692; Mr. Hawley: 692; Mr. Lorber: 692; Mr. McAndrews: 692; and Mr. Troy: 733.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 15, 2012, the record date for the Annual Meeting (or such earlier date as indicated in the tables’ footnotes), with respect to the shares of Company common stock beneficially owned by (i) our current directors of the Company and director nominees (ii) the current executive officers of the Company named in the Summary Compensation Table (“named executive officers”), and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity.

Directors and Nominees

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (%)(1)
Paul A. Bible	4,635	(2)	*
Colleen B. Brown	153,461	(3)	1.73
Matthew Goldfarb	733	(4)	*
Donald G. Graham, III	34,513	(5)	*
Richard L. Hawley	2,065	(6)	*
Brian P. McAndrews	8,120	(7)	*
Peter E. Murphy	226	(8)	*
Joseph J. Troy	1,465	(9)	*
Frank P. Willey	—		*

*	Less than 1%

(1)	Based on 8,854,763 shares of Company common stock outstanding on March 15, 2012.

(2)	Shares are owned by The Bible Family Trust, of which Mr. Bible and his spouse are co-trustees. Share amount includes 692 restricted stock units.

(3)	Share amount includes 37,205 restricted stock units and options to purchase 77,300 shares of our common stock that are exercisable within 60 days of March 15, 2012

(4)	Share amount includes 733 restricted stock units.

(5)	Share amount includes 692 restricted stock units.

(6)	Mr. Hawley shares voting and investment power with respect to these shares with his wife. Share amount includes 692 restricted stock units.

(7)	Share amount includes 692 restricted stock units.

(8)	Share amount includes 226 restricted stock units.

(9)	Share amount includes 733 restricted stock units.

Named Executive Officers (excluding named executive officers who are also directors) and Executive Officers, Directors and Nominees as a Group

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock(%)(1)
Hassan N. Natha	12,679	(2)	*
Robert I. Dunlop	67,609	(3)	*
Christopher J. Bellavia	20,852	(4)	*
All Executive Officers, Directors and Nominees as a Group (12 persons)(5)	306,358		3.46

*	Less than 1%

(1)	Based on 8,854,763 shares of Company common stock outstanding on March 15, 2012.

(2)	Share amount includes options to purchase 2,933 shares of our common stock which are exercisable within 60 days of March 15, 2012 and 6,076 restricted stock units.

(3)	Share amount includes options to purchase 33,165 shares of our common stock which are exercisable within 60 days of March 15, 2012 and 18,168 restricted stock rights and units.

(4)	Share amount includes options to purchase 4,400 shares of our common stock which are exercisable within 60 days of March 15, 2012 and 10,739 restricted stock units.

(5)	Share amount includes options to purchase 117,798 shares of our common stock which are exercisable within 60 days of March 15, 2012 and 76,648 restricted stock units.

Beneficial Owners of 5% or More of the Company’s Common Stock

Name and Address	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock(%)(1)
GAMCO Asset Management Inc., et. al	2,504,370	(2)	28.3
One Corporate Center Rye, NY 10580
TowerView LLC	917,088	(3)	10.4
500 Park Avenue New York, NY 10022
BlackRock, Inc.	464,620	(4)	5.2
40 East 52nd Street New York, NY 10022

(1)	Based on 8,854,763 shares of Company common stock outstanding on March 15, 2012.

(2)	This information and the information in this footnote is based solely on Amendment No. 41 to Schedule 13D/A filed with the SEC on May 3, 2011 (“Amendment No. 41”) by Mario Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“Gabelli Securities”), Gabelli & Company, Inc., MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”) and MJG-IV Limited Partnership,. These entities engage in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Of the shares reported above (i) GAMCO has sole voting power over 1,667,942 shares and sole dispositive power over 1,827,854 shares, (ii) Gabelli Funds has sole voting and dispositive power over 485,308 shares, (iii) Teton Advisors has sole voting and dispositive power over 169,108 shares, (iv) Foundation has sole voting and dispositive power over 11,000 shares, (v) MJG Associates has sole voting and dispositive power over 3,600 shares, and (vi) Gabelli Securities has sole voting and dispositive power over 7,500 shares. Other information on the beneficial ownership of these shares and voting and investment power can be found in Amendment No. 41. The address for MJG Associates is 140 Greenwich Avenue, Greenwich, CT 06830. The address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501.

(3)	This information is based solely on Amendment No. 4 to Schedule 13G/A filed by TowerView LLC with the SEC on January 9, 2012.

(4)	This information is based solely on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012.

TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

The Company has entered into indemnification agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all damages, liabilities, claims, expenses, or losses incurred in connection with any threatened, pending or completed clams, actions, suits or proceedings brought because of the director’s or executive officer’s service to the Company or such individual’s service to any other entity provided at the request of the Company, and otherwise to the fullest extent permitted under Washington law.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We use a combination of Company policies and established review procedures to ensure related party transactions are reviewed and approved as appropriate. We do not maintain these policies and procedures under a single written policy. On an annual basis, our directors and executive officers must complete a questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year, or any currently proposed transaction, arrangement or relationship, in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the questionnaire submitted by a director or executive officer is reviewed and considered by our Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to our Chairman of the Board or President and Chief Executive Officer the material facts of any transaction that could be considered a “related person” transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule. SEC rules define a “related person” of the Company as any Company director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Any transaction reported to our Chairman of the Board or President and Chief Executive Officer is reviewed according to the following procedures:

•

If the Chairman of the Board or President and Chief Executive Officer determines that disclosure of the transaction is not required under the Securities and Exchange Commission’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee and the Nominating and Corporate Governance Committee.

•

If disclosure is required, the Chairman of the Board or President and Chief Executive Officer will submit the transaction to the Audit Committee and the Nominating and Corporate Governance Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee and the Nominating and Corporate Governance Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with our best interests.

If any related person transaction is not approved or ratified, the Audit Committee and the Nominating and Corporate Governance Committee may take such action as they may deem necessary or desirable in the best interests of us and our shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our outstanding common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings we received with respect to the year ended December 31, 2011, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis during the year ended December 31, 2011.

Proposal No. 3 — Advisory Vote to Approve Executive Compensation

We are asking our shareholders to approve on a non-binding, advisory basis the Company’s executive compensation as reported in this Proxy Statement, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As proposed by our Board of Directors at the 2011 Annual Meeting of Shareholders, shareholders voted to hold this advisory vote to approve the compensation of our named executives on an annual basis.

The Compensation Committee of the Board of Directors (the “Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s executives, whose compensation is reported in the Summary Compensation Table on page 37 above (the executives we refer to in this Proxy Statement as our “named executives”). Additional information regarding the Committee and its role is described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of shareholders by linking a substantial portion of compensation to the Company’s performance. The program is designed to award superior performance and provide consequences for underperformance. The program is also designed to attract and to retain highly-qualified executives who are critical to the success of the Company.

To that end, variable compensation, in the form of annual cash bonus opportunities and long-term equity awards, comprised a significant portion of the total compensation awarded to each of our four named executives for 2011 performance. Specifically, the Committee’s use of annual cash bonus opportunities, 80% of which were tied to the Company’s EBITDA goal for 2011, and equity awards that vest over four years, aligns total compensation with Company performance and shareholder interests.

The Committee considers best practices in executive compensation matters. Accordingly, the Company:

•	has “double-trigger” change of control agreements for named executives that are in line with conservative best practice and do not provide for any excise tax restoration payments;

•	does not provide pension, deferred compensation, or other supplemental retirement benefits for the named executives;

•

beginning in 2012, granted a portion of named executives’ long-term incentive compensation in the form of performance awards aligned with the Company’s business and financial results to further align executive interests with those of our shareholders;

•	in March 2012 adopted stock ownership guidelines for directors and executive officers to encourage long-term investment in the Company;

•	generally provides no perquisites for the named executives other than supplemental long-term disability insurance; and

•	has incentive plans that discourage undue risk and align executive rewards with short and long term Company performance.

Shareholders are encouraged to read the full details of our executive compensation program as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and related narrative disclosures to properly evaluate our approach to compensating our named executives. The Committee and our Board of Directors believe that the policies and procedures articulated in our “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this Proxy Statement has contributed to the Company’s recent and long-term success. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following non-binding advisory resolution at the 2012 Annual Meeting of Shareholders:

RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue and will consider the outcome of the vote and those opinions when making future executive compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution to approve the Company’s executive compensation.

OTHER BUSINESS

Other than as described in this Proxy Statement, our Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2013 Annual Meeting of Shareholders must be received by us no later than December 10, 2012 in order to be included in the proxy statement and form of proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal, including director nominations, at the 2013 Annual Meeting that will not be included in our proxy statement and form of proxy must give timely written notice of the proposal to the Company in accordance with the requirements of our Bylaws. Such notice must be received by our Secretary not earlier than January 9, 2013 and not later than February 8, 2013.

Receipt by the Company of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2013 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules and our Bylaws.

In accordance with Section 2.6 of our Bylaws, our Secretary must receive all proposals in writing at the executive offices of the Company at 140 4th Avenue North, Suite 500, Seattle, Washington 98109 by the applicable deadline. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

HOUSEHOLDING

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this Proxy Statement and our annual report to shareholders, unless their bank, broker or other record holder or Broadridge Financial Solutions on their behalf has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of future proxy statements and annual reports to shareholders, or commence householding and receive a single copy of future proxy statements and annual reports to shareholders, they should notify their bank, broker or other record holder or Broadridge Financial Solutions. Beneficial owners sharing an address to which a single copy of this Proxy Statement and our annual report to shareholders was delivered can also request, orally or in writing, prompt delivery of a separate copy of this Proxy Statement and our annual report to shareholders by contacting us at Fisher Communications, Inc., Attn: Investor Relations, 140 Fourth Avenue North, Suite 500, Seattle, Washington 98109, (206) 404-7000.

ANNUAL REPORT TO SHAREHOLDERS

Upon written request, any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2011, including the financial statements and the financial statement schedules. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 140 4th Avenue North, Suite 500, Seattle, Washington 98109.

April 9, 2012

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Bellavia
Corporate Secretary

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level, underground parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

Admission Ticket IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2012. Vote by Internet Log on to the Internet and go to www.envisionreports.com/fsci Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — Our Board of Directors recommends shareholders vote FOR Items 1, 2, and 3. 1. Election of Directors: For Withhold 01 – Paul A. Bible Class I Director 04 – Peter E. Murphy Class III Director For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. B Non-Voting Items Change of Address — Please print your new address below. For Withhold For Withhold 02 – Matthew Goldfarb 03 – Frank P. Willey Class I Director Class I Director Instruction: Unless you specify different directions with respect to cumulative voting, this Proxy authorizes the proxy holders to cumulate votes that the undersigned is entitled to cast at the Annual Meeting. Accordingly, unless otherwise instructed in accordance with the foregoing, the shares represented by this Proxy will be voted cumulatively in favor of one or more of the nominees listed above, at the proxy holder’s sole discretion, in order to elect as many of the nominees listed above as possible. The shares represented by this Proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below. For Against Abstain 3. Approval on advisory basis of the Company’s executive compensation. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name below. When signing as attorney, administrator, executor, guardian or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01AXNF

FISHER COMMUNICATIONS, INC. ADMISSION CARD Annual Meeting of Shareholders Wednesday, May 9, 2012, 10:00 a.m. Fisher Plaza 140 4th Avenue North Seattle, Washington 98109 Upon arrival, please present this admission ticket and photo identification at the registration desk. ADMISSION MAY BE DENIED WITHOUT A TICKET. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — FISHER COMMUNICATIONS, INC. PROXY FOR 2012 ANNUAL MEETING OF SHAREHOLDERS OF FISHER COMMUNICATIONS, INC. PLEASE SIGN AND RETURN IMMEDIATELY This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Paul A. Bible and Richard L. Hawley, and both of them (with full power to act alone) as proxy, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2012 annual meeting of its shareholders to be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington 98109, at 10:00 a.m. Pacific Time, Wednesday, May 9, 2012, or any postponements, continuations and adjournments thereof, as indicated with respect to the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting. The Board of Directors recommends a vote “FOR” each nominee in Item 1, and “FOR” Items 2 and 3. This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are given, the shares represented by this proxy will be voted “FOR” all nominees in Item 1, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP in Item 2, “FOR” approval on an advisory basis of the Company’s executive compensation in Item 3, and in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in accordance with the discretion of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and the Company’s 2011 Annual Report to Shareholders. Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly in the envelope provided so that your stock will be represented in all events and so that we may have a quorum. In giving this Proxy, I understand that I may personally vote my shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.